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Logitech International S.A.
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July 27, 2010

To our shareholders:

     You are cordially invited to attend Logitech’s 2010 Annual General Meeting. The meeting will be held on Wednesday, September 8, 2010 at 2:30 p.m. at the Palais De Beaulieu, Rome Room, in Lausanne, Switzerland.

     Enclosed is the Invitation and Proxy Statement for the meeting, which includes an agenda and discussion of the items to be voted on at the meeting, information on how you can exercise your voting rights, information concerning Logitech’s compensation of its Board members and executive officers and other relevant information.

     Whether or not you plan to attend the Annual General Meeting, your vote is important.

     Thank you for your continued support of Logitech.

GUERRINO DE LUCA Chairman of the Board

LOGITECH INTERNATIONAL S.A.

Invitation to the Annual General Meeting
Wednesday, September 8, 2010
2:30 p.m. (registration starts at 1:30 p.m.)
Palais de Beaulieu – Lausanne, Switzerland

*****

AGENDA

A.	Reports

Report on Operations for the fiscal year ended March 31, 2010

B.	Proposals

	1.	Approval of the Annual Report, the Compensation Report, the consolidated financial statements and the statutory financial statements of Logitech International S.A. for fiscal year 2010

	2.	Advisory vote on compensation philosophy, policies and practices

	3.	Appropriation of retained earnings without payment of a dividend

	4.	Amendments to articles of incorporation to implement the Swiss Book Entry Securities Act

	5.	Release of the Board of Directors and Executive Officers for activities during fiscal year 2010

	6.	Elections to the Board of Directors

		6.1.	Re-election of Mr. Daniel Borel

		6.2.	Re-election of Ms. Sally Davis

		6.3.	Re-election of Mr. Guerrino De Luca

		6.4.	Election of Mr. Neil Hunt

		6.5.	Re-election of Ms. Monika Ribar

	7.	Re-election of PricewaterhouseCoopers S.A. as auditors

Apples, Switzerland, July 27, 2010

The Board of Directors

QUESTIONS AND ANSWERS ABOUT THE LOGITECH
2010 ANNUAL GENERAL MEETING

GENERAL INFORMATION FOR ALL SHAREHOLDERS

Why am I receiving this “Invitation and Proxy Statement”?

     This document is designed to comply with both Swiss corporate law and U.S. proxy statement rules. Outside of the U.S. and Canada this Invitation and Proxy Statement will be delivered to registered shareholders with certain portions translated into French and German. We made copies of this Invitation and Proxy Statement available to shareholders beginning on July 27, 2010.

Who is entitled to vote at the meeting?

     Shareholders registered in the Share Register of Logitech International S.A. (including in the sub-register maintained by Logitech’s U.S. transfer agent, The Bank of New York Mellon Corporation) on Thursday, September 2, 2010 have the right to vote. No shareholders will be entered in the Share Register between September 3, 2010 and the day following the meeting. As of June 30, 2010 there were 86,137,698 shares registered and entitled to vote out of a total of 175,691,987 Logitech shares outstanding. The actual number of registered shares that will be entitled to vote at the meeting will vary depending on how many more shares are registered, or deregistered, between June 30, 2010 and September 2, 2010.

     For information on the criteria for the determination of the U.S. and Canadian “street name” beneficial owners who may vote with respect to the meeting, please refer to “Further Information for U.S. and Canadian “Street Name” Beneficial Owners”, below.

Who is a registered shareholder?

     If your shares are registered directly in your name with us in the Share Register of Logitech International S.A., or in our sub-register maintained by our U.S. transfer agent, The Bank of New York Mellon Corporation, you are considered a registered shareholder, and this Invitation and Proxy Statement and related materials are being sent to you directly by Logitech.

Who is a beneficial owner with shares registered in the name of a custodian, or “street name” owner?

     Shareholders that have not requested registration on our Share Register directly, and hold shares through a broker, trustee or nominee or other similar organization that is a registered shareholder, are beneficial owners of shares registered in the name of a custodian. If you hold your Logitech shares through a U.S. or Canadian broker, trustee or nominee or other similar organization (also called holding in “street name”), which is the typical practice of our shareholders in the U.S. and Canada, the organization holding your account is considered the registered shareholder for purposes of voting at the meeting, and this Invitation and Proxy Statement and related materials are being sent or made available to you by them. You have the right to direct that organization on how to vote the shares held in your account.

Why is it important for me to vote?

     Logitech is a public company and key decisions can only be made by shareholders. Whether or not you plan to attend, your vote is important so that your shares are represented.

How many registered shares must be present or represented to conduct business at the meeting?

     There is no quorum requirement for the meeting. Under Swiss law, public companies do not have specific quorum requirements for shareholder meetings, and our Articles of Incorporation do not otherwise provide for a quorum requirement.

Where are Logitech’s principal executive offices?

     Logitech’s principal executive office in Switzerland is at Rue du Sablon 2-4, 1110 Morges, Switzerland, and our principal executive office in the United States is at 6505 Kaiser Drive, Fremont, California 94555. Logitech’s main telephone number in Switzerland is +41-(0)21-863-5111 and our main telephone number in the United States is +510-795-8500.

How can I obtain Logitech’s annual report and other annual reporting materials?

     A copy of our 2010 Annual Report to Shareholders, this Invitation and Proxy Statement and our Annual Report on Form 10-K for fiscal year 2010 filed with the U.S. Securities and Exchange Commission are available on our website at http://ir.logitech.com. Shareholders also may request free copies of these materials at our principal executive offices in Switzerland or the United States, at the addresses and phone numbers above.

Where can I find the voting results of the meeting?

     We intend to announce voting results at the meeting and issue a press release promptly after the meeting. We will also file the results on a Current Report on Form 8-K with the U.S. Securities and Exchange Commission by Tuesday, September 14, 2010. A copy of the Form 8-K will be available on our website at http://ir.logitech.com.

If I am not a registered shareholder, can I attend and vote at the meeting?

     You may not attend the meeting and vote your shares in person at the meeting unless you either become a registered shareholder by September 2, 2010 or you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting. If you hold your shares through a non-U.S. or non-Canadian broker, trustee or nominee, you may become a registered shareholder by contacting our Share Registrar at our principal executive offices in Switzerland, at the above address, and following their registration instructions or, in certain countries, by requesting registration through the bank or brokerage through which you hold your shares. If you hold your shares through a U.S. or Canadian broker, trustee or nominee, you may become a registered shareholder by contacting your broker, trustee or nominee, and following their registration instructions.

FURTHER INFORMATION FOR REGISTERED SHAREHOLDERS

How can I vote if I do not plan to attend the meeting?

     If you do not plan to attend the meeting you may mark the applicable box under Option 3 on the enclosed Response Coupon to appoint either Logitech or the Independent Representative, Ms. Béatrice Ehlers, to represent you at the meeting. Please provide your voting instructions by marking the applicable boxes beside the agenda items on the Response Coupon and sign, date and promptly mail your completed Response Coupon using the appropriate enclosed postage paid envelope. If you sign and return the Response Coupon but do not provide voting instructions for some or all agenda items, your voting rights will be exercised in favor of the Proposals of the Board of Directors (the “Board”). Please refer to the Response Coupon for more instructions.

How can I attend the meeting?

     If you wish to attend the meeting, please mark Option 1 on the Response Coupon, and send the completed, signed and dated Response Coupon to Logitech using the enclosed postage paid envelope by August 27, 2010. We will send you an admission card for the meeting. If an admission card is not received by you prior to the meeting and you are a registered shareholder as of September 2, 2010, you may attend the meeting by presenting proof of identification at the meeting.

Can I have another person represent me at the meeting?

     Yes. If you would like someone other than either Logitech or the Independent Representative to represent you at the meeting, please mark Option 2 on the Response Coupon and provide the name and address of the person you want to represent you. Please return the completed, signed and dated Response Coupon to Logitech using the enclosed postage paid envelope by August 27, 2010. We will send an admission card for the meeting to your representative. If the name and address instructions you provide are not clear Logitech will send the admission card to you, and you must forward it to your representative.

Can I sell my shares before the meeting if I have voted?

     Logitech does not block the transfer of shares before the meeting. However, if you sell your Logitech shares before the meeting and Logitech’s Share Registrar is notified of the sale, your votes with those shares will not be counted. Any person who purchases shares after the Share Register closes on Thursday, September 2, 2010 will not be able to register them until the day after the meeting and so will not be able to vote the shares at the meeting.

If I vote by proxy using the Response Coupon, can I change my vote after I have voted?

     You may change your vote at any time before the final vote at the meeting. You may revoke your vote by requesting a new Response Coupon from us, and we will cancel your prior Response Coupon. If you wish to vote again you may complete the new Response Coupon and return it to us, or you may attend the meeting and vote in person. However, your attendance at the meeting will not automatically revoke your Response Coupon unless you vote again at the meeting or specifically request in writing that your prior Response Coupon be revoked.

If I vote by proxy using the Response Coupon, what happens if I do not give specific voting instructions?

     If you are a registered shareholder and sign and return a Response Coupon without giving specific voting instructions for some or all agenda items, your voting rights will be exercised in favor of the Proposals of the Board of Directors. In addition, if you provide discretionary voting instructions in the Response Coupon, and other matters are properly presented for voting at the meeting, your voting rights will be exercised in favor of the recommendations of the Board of Directors at the meeting on such matters.

     In addition, if your shares are represented at the meeting by an institution subject to the Swiss Federal Law on Banks and Savings Institutions, or by a professional asset manager subject to Swiss jurisdiction, and if you do not provide the institution or asset manager with general or specific voting instructions, the institution or asset manager will be obliged under Swiss law to exercise the voting rights of your shares in the manner recommended by the Board of Directors.

Who can I contact if I have questions?

     If you have any questions or need assistance in voting your shares, please call us at +1-510-713-4220 or e-mail us at LogitechIR@logitech.com.

FURTHER INFORMATION FOR U.S. OR CANADIAN “STREET NAME” BENEFICIAL OWNERS

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

     We have provided access to our proxy materials over the Internet to beneficial owners holding their shares in “street name” through a U.S. or Canadian broker, trustee or nominee. Accordingly, such brokers, trustees or nominees are forwarding a Notice of Internet Availability of Proxy Materials (the “Notice”) to such beneficial owners. All such shareholders will have the ability to access the proxy materials on a website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found on the Notice. In addition, beneficial owners holding their shares in street name through a U.S. or Canadian broker, trustee or nominee may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

How can I get electronic access to the proxy materials?

     The Notice will provide you with instructions regarding how to:
  View our proxy materials for the meeting on the Internet; and

  Instruct us to send our future proxy materials to you electronically by email.
     Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual shareholders’ meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Who may provide voting instructions for the meeting?

     For purposes of U.S. or Canadian beneficial shareholder voting, shareholders holding shares through a U.S. or Canadian broker, trustee or nominee organization on July 16, 2010 may direct the organization on how to vote. Logitech has made arrangements with a service company to U.S. and Canadian brokers, trustees and nominee organizations for that service company to provide a reconciliation of share positions of U.S. and Canadian “street name” beneficial owners between July 16, 2010 and August 25, 2010, which Logitech determined is the last practicable date before the meeting for such a reconciliation. These arrangements are intended to result in the following adjustments: If a U.S. or Canadian “street name” beneficial owner as of July 16, 2010 votes but subsequently sells their shares before August 25, 2010, their votes will be cancelled. A U.S. or Canadian “street name” beneficial owner as of July 16, 2010 that has voted and subsequently increases or decreases their shareholdings but remains a beneficial owner as of August 25, 2010 will have their votes increased or decreased to reflect their shareholdings as of August 25, 2010.

     If you acquire Logitech shares in “street name” after July 16, 2010 through a U.S. or Canadian broker, trustee or nominee, and wish to vote at the meeting or provide voting instructions by proxy, you must become a registered shareholder. You may become a registered shareholder by contacting your broker, trustee or nominee, and following their registration instructions. In order to allow adequate time for registration, for proxy materials to be sent to you, and for your voting instructions to be returned to us before the meeting, please begin the registration process as far before September 2, 2010 as possible.

If I am a U.S. or Canadian “street name” beneficial owner, how do I vote?

     If you are a beneficial owner of shares held in “street name” and you wish to vote in person at the meeting, you must obtain a valid proxy from the organization that holds your shares.

     If you do not wish to vote in person, you may vote by proxy. You may vote by proxy over the Internet, or if you request printed copies of the proxy materials by mail, you can also vote by mail or by telephone by following the instructions provided in the Notice.

What happens if I do not give specific voting instructions?

     If you are a beneficial owner of shares held in “street name” in the United States or Canada and do not provide your broker, trustee or nominee with specific voting instructions, then under the rules of various national and regional securities exchanges, your broker, trustee or nominee may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, your shares will not be voted on such matter and will not be considered votes cast on the applicable Proposal. We encourage you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided in the Notice. We believe the following Proposals will be considered non-routine: Proposal 2 (Advisory vote on compensation philosophy, policies and practices), Proposal 3 (Appropriation of retained earnings without payment of a dividend), Proposal 4 (Amendments to articles of incorporation to implement the Swiss Book Entry Securities Act) and Proposal 6 (Elections to the Board of Directors). All other Proposals involve matters that we believe will be considered routine. Any “broker non-votes” on any Proposals will not be considered votes cast on the Proposal.

What is the deadline for delivering my voting instructions?

     If you hold your shares through a U.S. or Canadian bank or brokerage or other custodian you have until 11:59 pm (U.S. Eastern Daylight Time) on September 3, 2010 to deliver your voting instructions.

Can I change my vote after I have voted?

     You may revoke your proxy and change your vote at any time before the final vote at the meeting. You may vote again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the meeting will be counted), or by signing and returning a new proxy card with a later date, or by attending the meeting and voting in person, if you have a “legal proxy” that allows you to attend the meeting and vote. However, your attendance at the Annual General Meeting will not automatically revoke your proxy unless you vote again at the meeting or specifically request in writing that your prior proxy be revoked.

FURTHER INFORMATION FOR SHAREHOLDERS WITH SHARES REGISTERED THROUGH A BANK OR BROKERAGE AS CUSTODIAN (OUTSIDE THE U.S. OR CANADA)

How do I vote by proxy if my shares are registered through my bank or brokerage as custodian?

     Your broker, trustee or nominee should have enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee how to vote your shares. If you did not receive such instructions you must contact your bank or brokerage for their voting instructions.

What is the deadline for delivering my voting instructions if my Logitech shares are registered through my bank or brokerage as custodian?

     Banks and brokerages typically set deadlines for receiving instructions from their account holders. Outside of the U.S. and Canada, this deadline is typically two to three days before the deadline of the company holding the general meeting. This is so that the custodians can collect the voting instructions and pass them onto the company holding the meeting. If you hold Logitech shares through a bank or brokerage outside the U.S. or Canada please check with your bank or brokerage for their specific voting deadline and submit your voting instructions to them as far before the meeting date as possible.

OTHER MEETING INFORMATION

Further Information for Depositary representatives

     Institutions subject to the Swiss Federal Law on Banks and Savings Banks, as well as professional asset managers, are obliged to inform Logitech of the number and par value of the registered shares they represent.

Meeting Proposals

     There are no other matters that the Board intends to present, or has reason to believe others will present, at the Annual General Meeting. If other matters are properly presented for voting at the meeting, and you have provided discretionary voting instructions in the Response Coupon or your voting instruction card, your shares will be voted in accordance with the recommendations of the Board of Directors at the meeting on such matters.

Proxy Solicitation

     We will bear the expense of soliciting proxies, and we have retained Georgeson, Inc. to solicit proxies for a fee of $15,000 plus a reasonable amount to cover expenses. Certain of our directors, officers and other employees, without additional compensation, may also solicit proxies personally or in writing, by telephone, e-mail or otherwise, or we may ask our proxy solicitor to solicit votes and proxies on our behalf by telephone for a fee of $5.00 per phone call, plus reasonable expenses. In the United States we are required to request that brokers and nominees who hold shares in their names furnish our proxy material to the beneficial owners of the shares, and we must reimburse such brokers and nominees for the expenses of doing so in accordance with certain U.S. statutory fee schedules.

Tabulation of Votes

     Representatives of at least two Swiss banks will serve as scrutineers of the vote tabulations at the meeting. As is typical for Swiss companies, our Share Registrar will tabulate the voting instructions of registered shareholders that are provided in advance of the meeting.

Shareholder Proposals and Nominees

Shareholder Proposals for 2010 Annual General Meeting

     Under our Articles of Incorporation, one or more registered shareholders who together represent shares representing at least the lesser of (i) one percent of our issued share capital or (ii) an aggregate par value of one million Swiss francs may demand that an item be placed on the agenda of a meeting of shareholders. Any such proposal must be included by the Board in our materials for the meeting. A request to place an item on the meeting agenda must be in writing, describe the proposal and be received by our Board of Directors at least 60 days prior to the date of the meeting. The deadline to receive proposals for the agenda for the September 8, 2010 Annual General Meeting was July 9, 2010. However, under Swiss law registered shareholders, or persons holding a valid proxy from a registered shareholder, may propose alternatives to items on the 2010 Annual General Meeting agenda before or at the meeting.

Shareholder Proposals for 2011 Annual General Meeting

     A registered shareholder that satisfies the minimum shareholding requirements in the Company’s Articles of Incorporation may demand that an item be placed on the agenda for our 2011 meeting of shareholders by delivering a written request describing the proposal to the Secretary of Logitech at our principal executive office in either Switzerland or the United States no later than July 8, 2011. In addition, if you are a registered shareholder and satisfy the shareholding requirements under Rule 14a-8 of the U.S. Securities Exchange Act of 1934 (the “Exchange Act”), you may submit a proposal for consideration by the Board of Directors for inclusion in the 2011 Annual General Meeting agenda by delivering a request and a description of the proposal to the Secretary of Logitech at our principal executive office in either Switzerland or the United States no later than March 29, 2011. The proposal will need to comply with Rule 14a-8 of the Exchange Act, which lists the requirements for the inclusion of shareholder proposals in company-sponsored proxy materials under U.S. securities laws. Under the Company’s Articles of Incorporation only registered shareholders are recognized as Logitech shareholders. As a result, if you are not a registered shareholder you may not make proposals for the 2011 Annual General Meeting.

Nominations of Director Candidates

     Nominations of director candidates by registered shareholders must follow the rules for shareholder proposals above.

Provisions of Articles of Incorporation

     The relevant provisions of our Articles of Incorporation regarding the right of one or more registered shareholders who together represent shares representing at least the lesser of (i) one percent of our issued share capital or (ii) an aggregate par value of one million Swiss francs to demand that an item be placed on the agenda of a meeting of shareholders are available on our website at http://ir.logitech.com. You may also contact the Secretary of Logitech at our principal executive office in either Switzerland or the United States to request a copy of the relevant provisions of our Articles of Incorporation.

AGENDA PROPOSALS AND EXPLANATIONS

A. REPORTS

Report on Operations for the Fiscal Year Ended March 31, 2010

     Senior management of Logitech International S.A. will provide the Annual General Meeting with a presentation and report on operations of the Company for fiscal year 2010.

B. PROPOSALS

Proposal 1

Approval of the Annual Report, the Compensation Report, the Consolidated Financial Statements and the
Statutory Financial Statements of Logitech International S.A. for Fiscal Year 2010

Proposal

     The Board of Directors proposes that the Annual Report, the Compensation Report, the consolidated financial statements and the statutory financial statements of Logitech International S.A. for fiscal year 2010 be approved.

Explanation

     The Logitech consolidated financial statements and the statutory financial statements of Logitech International S.A. for fiscal year 2010 are contained in Logitech’s Annual Report which was distributed to all registered shareholders with this Invitation and Proxy Statement. The Annual Report also contains the report of Logitech’s auditors, the report of the statutory auditors and additional information on the Company’s business, organization and strategy, and information relating to corporate governance as required by the SIX Swiss Exchange directive on corporate governance. The Compensation Report is included in this Invitation and Proxy Statement. Copies of the Annual Report and the Invitation and Proxy Statement are available on the Internet at ir.logitech.com.

     Under Swiss law the annual report and financial statements of Swiss companies must be submitted to shareholders for approval or disapproval at each annual general meeting. The submission of the compensation report to a vote of shareholders as part of the approval of the annual report is a suggested best practice under applicable Swiss best corporate governance principles published by economiesuisse, a leading Swiss business organization. In the event of a negative vote on this proposal by shareholders the Board of Directors will call an extraordinary general meeting of shareholders for re-consideration of this proposal by shareholders. Approval of this proposal does not constitute approval or disapproval of any of the individual matters referred to in the Annual Report, the Compensation Report or the consolidated or statutory financial statements for fiscal year 2010.

     PricewaterhouseCoopers S.A., as Logitech auditors, issued an unqualified recommendation to the Annual General Meeting that the Logitech consolidated and Logitech International S.A. financial statements be approved. PricewaterhouseCoopers S.A. express their opinion that the “consolidated financial statements for the year ended March 31, 2010 present fairly, in all material respects, the financial position, the results of operations and the cash flows in accordance with accounting principles generally accepted in the United States of America (US GAAP) and comply with Swiss law.” They further express their opinion and confirm that the financial statements and the proposed appropriation of available earnings comply with Swiss law and the articles of incorporation of Logitech International S.A.

Voting Requirement to Approve Proposal

     The affirmative “FOR” vote of a majority of the votes cast in person or by proxy at the Annual General Meeting, not counting abstentions.

Recommendation

     The Board of Directors recommends a vote “FOR” approval of the Annual Report, the Compensation Report, the consolidated financial statements and the statutory financial statements of Logitech International S.A. for fiscal year 2010.

Proposal 2

Advisory vote on compensation philosophy, policies and practices

Proposal

     The Board of Directors proposes that shareholders approve, on an advisory basis, Logitech’s compensation philosophy, policies and practices as set out in the “Compensation Discussion and Analysis” section of the Compensation Report for fiscal year 2010.

Explanation

     At Logitech’s 2009 Annual General Meeting the Logitech Board of Directors asked shareholders to approve Logitech’s compensation philosophy, policies and practices, as a reflection of evolving best practices in corporate governance in Switzerland and in the United States. The shareholders approved the proposal in 2009, and the Board of Directors is again asking shareholders for their advisory vote. This advisory vote is non-binding; however, the Board and the Compensation Committee of the Board will consider the voting results and seek to determine the causes of any significant negative voting result.

     As discussed in the Compensation Discussion and Analysis section of Logitech’s 2010 Compensation Report, Logitech has designed its compensation programs to attract, retain and motivate the high caliber of executives, managers and staff that is critical to the long-term success of its business. More specifically, Logitech’s executive compensation programs have been designed to:
  be competitive with comparable companies in the industry and in the region where the executive is based to attract and retain top talent;

  maintain a balance between fixed and variable compensation and place a significant portion of total compensation at risk based on Logitech’s performance, while maintaining controls over inappropriate risk-taking;

  align executive compensation with shareholders’ interests by tying a significant portion of compensation to increasing share value;

  support a performance-oriented environment that rewards superior performance; and

  reflect the Compensation Committee’s assessment of an executive’s role and past performance through base salary and short-term incentives, and his or her potential for future contribution to Logitech through long-term equity incentive awards.
     The Compensation Committee of the Board has developed a compensation program that is described more fully in the Compensation Report included in this Invitation and Proxy Statement. Logitech’s compensation philosophy, compensation components for employees below the executive level, compensation program risks and design, and compensation paid during fiscal year 2010 are also set out in the Compensation Report.

     In recognition of the uncertain economic and market conditions in fiscal year 2010, the base salaries of executives did not increase in fiscal year 2010 over those of fiscal year 2009, and the design of Logitech’s bonus program placed a greater importance on the generation and retention of cash, market share, and profitability.

     While compensation is a central part of attracting, retaining and motivating the best executives and employees, we believe it is not the sole or exclusive reason why exceptional executives or employees choose to join and stay at Logitech, or why they work hard to achieve results for shareholders. In this regard, both the Compensation Committee and management believe that providing a working environment and opportunities in which executives and employees can develop, express their individual potential, and make a difference, are also a key part of Logitech’s success in attracting, retaining and motivating executives and employees.

     The Compensation Discussion and Analysis section extends from the beginning of the Compensation Report until the beginning of the section titled “Summary Compensation Table for Fiscal Year 2010.”

Voting Requirement to Approve Proposal

     The affirmative “FOR” vote of a majority of the votes cast in person or by proxy at the Annual General Meeting, not counting abstentions.

Recommendation

     The Board of Directors recommends a vote “FOR” approval, on an advisory basis, of Logitech’s compensation philosophy, policies and practices as set out in the “Compensation Discussion and Analysis” section of the Compensation Report for fiscal year 2010.

Proposal 3

Appropriation of Retained Earnings Without Payment of a Dividend

Proposal

     The Board of Directors proposes that no dividend be distributed with respect to retained earnings for fiscal year 2010 and that CHF 349,312,000 (US $321,877,000 based on exchange rates on June 30, 2010) of retained earnings be carried forward.

(all numbers in thousands)

Retained earnings at beginning of fiscal year 2010	CHF	354,924
Appropriation of retained earnings resolved by
the 2009 Annual General Meeting-Dividend	CHF	—
Attribution to reserve for treasury shares	CHF	(30,122)
Net income for fiscal year 2010	CHF	24,510

Retained earnings at the disposal of the Annual
General Meeting at the end of fiscal year 2010	CHF	349,312

Explanation

     Under Swiss law the use of retained earnings must be submitted to shareholders for approval or disapproval at each annual general meeting. The retained earnings at the disposal of Logitech shareholders at the 2010 Annual General Meeting are the earnings of Logitech International S.A., the Logitech parent holding company.

     The Board of Directors continues to believe that it is in the best interests of Logitech and its shareholders to retain Logitech’s earnings for future investment in the growth of Logitech’s business, for share repurchases, and for the possible acquisition of other companies or lines of business. Accordingly, the Board is proposing that no dividend be paid to shareholders and all retained earnings at the disposal of the Annual General Meeting be carried forward.

     In the event of a negative vote on this proposal by shareholders, the Board of Directors will take the vote of the shareholders into consideration, and call an extraordinary general meeting of shareholders for re-consideration by shareholders of this proposal or a revised proposal.

Voting Requirement to Approve Proposal

     The affirmative “FOR” vote of a majority of the votes cast in person or by proxy at the Annual General Meeting, not counting abstentions.

Recommendation

     The Board of Directors recommends a vote “FOR” approval of the appropriation of retained earnings without the payment of a dividend.

Proposal 4

Amendments to articles of incorporation to implement the Swiss Book Entry Securities Act

Proposal

     The Board of Directors proposes shareholders approve an amendment to Article 4 of the Company’s Articles of Incorporation to implement the Swiss Book Entry Securities Act.

Explanation

     This proposal concerns a technical amendment to our Articles of Incorporation. The Board of Directors proposes to adapt the Articles of Incorporation to the Swiss Book Entry Securities Act, which came into effect on January 1, 2010. Under the proposed amendment, shareholders will no longer be entitled to require the Company to issue share certificates, but the Company retains the right to do so. Registered shareholders may at any time request the issue of a written statement of their shares. This proposed amendment corresponds to current practice in Swiss public companies and reflects that under the Swiss Book Entry Securities Act certificated securities no longer have legal advantages, in some exceptional circumstances, over uncertificated securities. The amendments will not restrict the transferability of Logitech’s shares.

     The Board of Directors proposes approval of the following amendments (the French version of which is definitive) to the Articles of Incorporation:

Current version	Proposed new version
Article 4 The shares shall be registered. They shall be numbered and shall bear the facsimile signatures of two members of the Board of Directors.	Article 4 The shares shall be registered.

The general meeting of shareholders shall have the authority to convert the registered shares into bearer shares by means of an amendment to the Articles of Incorporation.	The general meeting of shareholders shall have the authority to convert the registered shares into bearer shares by means of an amendment to the Articles of Incorporation.

The Company shall have the authority to issue certificates representing blocks of shares.	[deleted]

The Company may forego the printing of registered shares and issuing of securities. However, any shareholder may require that the Company print and issue stock certificates at any time and free of charge. The Board of Directors shall set forth in regulations the details and the requirements for the execution thereof.

Subject to the paragraph below, the registered shares of the Company will be uncertificated securities (in terms of the Swiss Code of Obligations) and book entry securities (in terms of the Swiss Book Entry Securities Act).

A shareholder registered in the Company’s shareholders’ register may request from the Company a statement of the shareholder’s registered shares at any time. Shareholders do not have a right to the printing and delivery of share certificates. The Company may, however, print and deliver certificates for shares at any time at its option. The Company may also, at its option, withdraw uncertificated shares from the custodian system where they have been registered and, with the consent of the shareholder, cancel issued certificates that are returned to the Company.

Voting Requirement to Approve Proposal

     The affirmative “FOR” vote of a majority of the votes present in person or by proxy at the Annual General Meeting.

Recommendation of the Board

     The Board of Directors recommends a vote “FOR” approval to amend Article 4 of the Company’s Articles of Incorporation to implement the Swiss Book Entry Securities Act.

Proposal 5

Release of the Board of Directors and Executive Officers for Activities During Fiscal Year 2010

Proposal

     The Board of Directors proposes that shareholders release the members of the Board of Directors and Executive Officers for liability for activities during fiscal year 2010.

Explanation

     As is customary for Swiss corporations and in accordance with Article 698, subsection 2, item 5 of the Swiss Code of Obligations, shareholders are requested to release the members of the Board of Directors and the Executive Officers from liability for their activities during fiscal year 2010. This release excludes liability claims brought by the Company or shareholders against the members of the Board of Directors or Executive Officers for activities carried out during fiscal year 2010 relating to facts that have been disclosed to shareholders, except that registered shareholders that do not vote in favor of the proposal are not bound by the result for a period ending six months after the vote.

Voting Requirement to Approve Proposal

     The affirmative “FOR” vote of a majority of the votes cast in person or by proxy at the Annual General Meeting, not counting abstentions and not counting the votes of any member of the Board of Directors, any Logitech executive officers or any votes represented by Logitech.

Recommendation

     The Board of Directors recommends a vote “FOR” the proposal to release the members of the Board of Directors and Executive Officers for liability for activities during fiscal year 2010.

Proposal 6

Elections to the Board of Directors

     Our Board of Directors is presently composed of ten members. Each director serves a three-year term, with the terms of the directors staggered so that not all directors are up for election in any one year. This is a recommended practice under the Swiss Code of Best Practice for Corporate Governance, in order to help ensure continuity among the Board.

     At the recommendation of the Nominating Committee, the Board has nominated the five individuals below to serve as directors for the three-year term beginning as of the Annual General Meeting on September 8, 2010. Four of the nominees currently serve as a member of the Board of Directors. Their current terms expire on the date of the Annual General Meeting on September 8, 2010.

     There will be a separate vote on each nominee.

     If any director nominee is unable or unwilling to serve as a nominee at the time of the Annual General Meeting, registered shareholders at the meeting or represented at the meeting by the Independent Representative or third parties may vote either for: (1) a substitute nominee designated by the present Board to fill the vacancy; or (2) another substitute nominee. Under Swiss law Board members may only be appointed by shareholders and so if there is no substitute nominee and the individuals below are elected the Board will consist of ten members. The Board has no reason to believe that any of our nominees will be unwilling or unable to serve if elected as a director.

     For further information on the Board of Directors, including the current members of the Board, the Committees of the Board, the means by which the Board exercises supervision of Logitech’s executive officers, and other information, please see “Corporate Governance and Board of Directors Matters” below.

6.1 Re-election of Mr. Daniel Borel

     Proposal: The Board of Directors proposes that Mr. Daniel Borel be re-elected to the Board for a further three-year term.

     Daniel Borel is a Logitech founder and served from May 1988 until January 1, 2008 as the Chairman of the Board. From July 1992 to February 1998, he also served as Chief Executive Officer. He has held various other executive positions with Logitech. Mr. Borel holds an MS degree in Computer Science from Stanford University in California and a BE degree in Physics from the Ecole Polytechnique Fédérale, Lausanne, Switzerland. He serves on the Board of Nestlé S.A. In addition, he serves on the Board of Fondation Defitech, a Swiss foundation which contributes to research and development projects aimed at assisting the disabled, is the Chairman of the Board of SwissUp, a Swiss educational foundation promoting higher learning, and serves as President of EPFL Plus, a Swiss foundation which raises and manages funds for the Ecole Polytechnique Fédérale de Lausanne. He is 60 years old, and is a Swiss citizen.

     As a Logitech co-founder, and its former Chairman and CEO, Mr. Borel brings deep knowledge of and a passion for Logitech, its people and its products, as well as senior leadership, industry, technical, and global experience. As a director for Nestlé, Mr. Borel also provides cross-board experience.

6.2 Re-election of Ms. Sally Davis

     Proposal: The Board of Directors proposes that Ms. Sally Davis be re-elected to the Board for a further three-year term.

     Sally Davis is the chief executive of BT Wholesale, a position she has held since 2007. She was the Chief Portfolio Officer of British Telecom from 2005 to 2007. She had previously held senior executive roles within BT since joining the company in 1999, including President, Global Products, Global Services from 2002 to 2005, President, BT Ignite Applications Hosting from 2001 to 2002 and Director, Group Internet and Multimedia from 1999 to 2001. Before joining BT, Ms. Davis held leading roles in several major communications companies, including Bell Atlantic in the United States and Mercury Communications in the United Kingdom. Ms. Davis is a member of the Board of Directors of the Henderson Smaller Companies Investment Trust plc, a U.K. managed investment trust. She holds a BA degree from University College, London. She is 56 years old and is a United Kingdom citizen.

     Ms. Davis’s experience as a CEO of a leading European telecommunications company, and her significant technology product strategy and product portfolio knowledge, provides the Board with expertise in senior leadership, technology, product strategy, and financial management.

     Ms. Davis currently serves on the Audit Committee and the Nominating Committee of the Board. The Board of Directors has determined that she is an independent Director.

6.3 Re-election of Mr. Guerrino De Luca

     Proposal: The Board of Directors proposes that Mr. Guerrino De Luca be re-elected to the Board for a further three-year term.

     Guerrino De Luca has served as Chairman of the Logitech Board of Directors since January 2008. Previously, Mr. De Luca served as Logitech’s President and Chief Executive Officer from February 1998, when he joined the Company, to January 2008. He has been an executive member of the Board of Directors since June 1998. Prior to joining Logitech, Mr. De Luca served as Executive Vice President of Worldwide Marketing for Apple, Inc. from February 1997 to September 1997, and as President of Claris Corporation, a U.S. personal computing software vendor, from May 1994 to February 1997. Prior to joining Claris, Mr. De Luca held various positions with Apple in the United States and in Europe. Mr. De Luca holds a BS degree in Electronic Engineering from the University of Rome, Italy. He is 57 years old and is an Italian and U.S. citizen.

     As Logitech’s Chairman and former CEO, Mr. De Luca brings significant senior leadership, industry, strategy, marketing and global experience to the Board and, like Mr. Borel, has a deep passion for and commitment to Logitech, its people and its products.

     In addition to serving as Chairman of the Board of Directors, Mr. De Luca also serves as Chairman of the Nominating Committee and of the Committee for Board Compensation.

6.4 Election of Mr. Neil Hunt

     Proposal: The Board of Directors proposes that Mr. Neil Hunt be elected to the Board for a three-year term.

     Neil Hunt is the Chief Product Officer of Netflix, Inc., a California-based company offering the world’s largest subscription service streaming movies and TV episodes over the Internet and sending DVDs by mail. He has been with Netflix since 1999, and served as its Vice President, Internet Engineering from 1999 until being promoted to his current position in 2002. From 1997 to 1999, Mr. Hunt was Director of Engineering for Rational Software, a California-based maker of software development tools, and he served in engineering roles at predecessor companies from 1991 to 1997. Mr. Hunt holds a Doctorate in Computer Science from the University of Aberdeen, U.K. and a Bachelors degree from the University of Durham, U.K. He is 48 years old and is a U.K. and U.S. citizen.

     Mr. Hunt’s significant expertise in technology, product development leadership and strategy, and his experience as a member of the senior leadership of a leading digital delivery company, provides the Board with expertise in technology, product strategy, and senior leadership.

     The Board of Directors has determined that Mr. Hunt would be an independent Director if elected.

6.5 Re-election of Ms. Monika Ribar

     Proposal: The Board of Directors proposes that Ms. Monika Ribar be re-elected to the Board for a further three-year term.

     Monika Ribar is the President and Chief Executive Officer of the Panalpina Group, a Swiss freight forwarding and logistics services provider. She has been a member of Panalpina’s Executive Board since February 2000, and served as Panalpina’s Chief Financial Officer from June 2005 to October 2006, and as its Chief Information Officer from February 2000 to June 2005. From June 1995 to February 2000, she served as Panalpina’s Corporate Controller, and from 1991 to 1995 served in project management positions at Panalpina. Prior to joining Panalpina, Ms. Ribar worked at Fides Group (now KPMG Switzerland), a professional services firm, serving as Head of Strategic Planning, and was employed by the BASF Group, a German chemical products company. Ms. Ribar holds a Masters degree in Economics and Business Administration from the University of St. Gallen, Switzerland. Ms. Ribar also served as a Director of Julius Baer Group Ltd., a Swiss private bank, until May 2010. She is 50 years old and is a Swiss citizen.

     Ms. Ribar has significant executive experience with the strategic, financial, and operational requirements of companies with global operations, and brings to our Board senior leadership, logistics industry, global and financial experience. As a former director of a public company board, Ms. Ribar also provides cross-board experience.

     Ms. Ribar currently serves as Chairman of the Audit Committee of the Board. The Board of Directors has determined that she is an independent Director.

Voting Requirement to Approve Proposals

     The affirmative “FOR” vote of a majority of the votes cast in person or by proxy at the Annual General Meeting, not counting abstentions.

Recommendation

     The Board of Directors recommends a vote “FOR” the election to the Board of each of the above nominees.

Proposal 7

Re-election of PricewaterhouseCoopers S.A. as Auditors

Proposal

     The Board of Directors proposes that PricewaterhouseCoopers S.A. be re-elected as auditors of Logitech International S.A. for a one-year term.

Explanation

     PricewaterhouseCoopers S.A., upon recommendation of the Audit Committee of the Board, is proposed for reelection for a further year as auditors for Logitech International S.A. PricewaterhouseCoopers S.A. assumed its first audit mandate for Logitech in 1988. Information on the fees paid by Logitech to PricewaterhouseCoopers S.A., as well as further information regarding PricewaterhouseCoopers S.A., is set out below under the heading “Independent Public Accountants” and “Report of the Audit Committee.”

     A member of PricewaterhouseCoopers S.A. will be present at the Annual General Meeting, will have the opportunity to make a statement, and will be available to respond to appropriate questions you may ask.

Voting Requirement to Approve Proposal

     The affirmative “FOR” vote of a majority of the votes cast in person or by proxy at the Annual General Meeting, not counting abstentions.

Recommendation

      Our Board of Directors recommends a vote “FOR” the re-election of PricewaterhouseCoopers S.A. as auditors of Logitech International S.A. for the fiscal year ending March 31, 2011.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS MATTERS

     The Board of Directors is elected by the shareholders and holds the ultimate decision-making authority within Logitech, except for those matters reserved by law or by Logitech’s Articles of Incorporation to its shareholders or those that are delegated to the executive officers under the organizational regulations (also known as by-laws). The Board makes resolutions through a majority vote of the members present at the meetings. In the event of a tie, the vote of the Chairman decides.

     Logitech’s Articles of Incorporation set the minimum number of directors at three. We had ten members of the Board of Directors as of June 30, 2010. If all nominees to the Board presented in Proposal 6 are elected the size of the Board will remain at ten.

BOARD OF DIRECTORS INDEPENDENCE

     Each of our directors other than Daniel Borel, Guerrino De Luca and Gerald Quindlen qualifies as independent in accordance with the published listing requirements of Nasdaq and Swiss corporate governance best practices guidelines. The Board of Directors has determined that the following director nominees standing for election or reelection at the 2010 Annual General Meeting qualifies as independent: Sally Davis, Neil Hunt and Monika Ribar. The Nasdaq independence definition includes a series of objective tests, such as that the director is not an employee of the company and has not engaged in various types of business dealings with the company. In addition, as further required by Nasdaq rules, the Board has made a subjective determination as to each independent director that no relationships exist which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the directors reviewed and discussed information provided by the directors and the Company with regard to each director’s business and personal activities as they may relate to Logitech and Logitech’s management. In particular, the Board considered the following information in regard to the following directors:

     Erh-Hsun Chang. Until April 2006 Mr. Chang served as Logitech’s Senior Vice President, Worldwide Operations and General Manager, Far East.

     Richard Laube. Mr. Laube is an executive officer of Nestlé S.A. Logitech Board member, co-founder and former Chairman, Daniel Borel, serves as Chairman of the Compensation Committee of Nestlé S.A.

     Monika Ribar. Ms. Ribar is the President and Chief Executive Officer of the Panalpina Group, a Swiss freight forwarding and logistics services provider. In the ordinary course of its business, Logitech utilized the customs brokerage services of Panalpina in Logitech’s business in the Americas. Logitech paid Panalpina approximately $450 thousand for these services in fiscal year 2010. The business was awarded to Panalpina as the result of a competitive bidding process.

     In each case, the Board determined that none of these facts or relationships would interfere with the exercise by Mr. Chang, Mr. Laube or Ms. Ribar of his or her independent judgment in carrying out the responsibilities of a director.

MEMBERS OF THE BOARD OF DIRECTORS

     The current members of the Board of Directors, including their principal occupation, business experience, and qualifications, are set out below.

Daniel Borel 60 Years Old Director since 1988 Co-Founder and former CEO and Chairman, Logitech International S.A. Swiss national
Daniel Borel is a Logitech founder and served from May 1988 until January 1, 2008 as the Chairman of the Board. From July 1992 to February 1998, he also served as Chief Executive Officer. He has held various other executive positions with Logitech. Mr. Borel holds an MS degree in Computer Science from Stanford University in California and a BE degree in Physics from the Ecole Polytechnique Fédérale, Lausanne, Switzerland. He serves on the Board of Nestlé S.A. In addition, he serves on the Board of Fondation Defitech, a Swiss foundation which contributes to research and development projects aimed at assisting the disabled, is the Chairman of the Board of SwissUp, a Swiss educational foundation promoting higher learning, and serves as President of EPFL Plus, a Swiss foundation which raises and manages funds for the Ecole Polytechnique Fédérale de Lausanne.

As a Logitech co-founder, and its former Chairman and CEO, Mr. Borel brings deep knowledge of and a passion for Logitech, its people and its products, as well as senior leadership, industry, technical, and global experience. As a director for Nestlé, Mr. Borel also provides cross-board experience.

Matthew Bousquette 51 Years Old Director since 2005 Chairman, Enesco LLC U.S. national
Matthew Bousquette is the Chairman of the Board of Enesco LLC, a U.S.-based producer of giftware and home and garden décor products. He is the former president of the Mattel Brands business unit of Mattel, Inc. Mr. Bousquette joined Mattel as senior vice president of marketing in December 1993, and was promoted to successively more senior positions at Mattel, including general manager of Boys Toys in July 1995, executive vice president of Boys Toys in May 1998, president of Boys/Entertainment in March 1999, and president of Mattel Brands from February 2003 to October 2005. Mr. Bousquette’s previous experience included various positions at Lewis Galoob Toys, Teleflora and Procter & Gamble. Mr. Bousquette earned a BBA degree from the University of Michigan.

Mr. Bousquette brings senior leadership, strategic, financial and marketing expertise to the Board from his current position as chairman of a consumer products company, and his prior work as a senior executive at Mattel.

Erh-Hsun Chang 61 Years Old Director since 2006 Former Senior Vice President, Worldwide Operations and General Manager, Far East, Logitech Taiwan national
Erh-Hsun Chang has been a member of the Board of Directors since June 2006. Until April 2006 Mr. Chang was the Company’s Senior Vice President, Worldwide Operations and General Manager, Far East. Mr. Chang first joined Logitech in 1986 to establish its operations in Taiwan. After leaving the Company in 1988, he returned in 1995 as Vice President, General Manager, Far Eastern Area and Worldwide Operations. In April 1997, Mr. Chang was named Senior Vice President, General Manager, Far Eastern Area and Worldwide Operations. Mr. Chang’s other business experience includes tenure as Vice President, Manufacturing Consulting at KPMG Peat Marwick, a global professional services firm, between 1991 and 1995, and as Vice President, Sales and Marketing, Power Supply Division, of Taiwan Liton Electronics Ltd., a Taiwanese electronics company, in 1995. Mr. Chang holds a BS degree in Civil Engineering from Chung Yuang University, Taiwan, an MBA degree in Operations Management from the University of Dallas, and an MS degree in Industrial Engineering from Texas A&M University. Mr. Chang is also Vice Chairman of the Company’s subsidiary in Taiwan.

Having had an extensive career in operations, manufacturing, and sales and marketing, particularly in Taiwan and China, Mr. Chang brings senior leadership, manufacturing and operations experience, and substantial expertise in doing business in Taiwan and China.

Kee-Lock Chua 49 Years Old Director since 2000 President and Chief Executive Officer, Vertex Group Singapore national
Kee-Lock Chua is president and chief executive officer of the Vertex Group, a Singapore - headquartered venture capital group. Prior to joining the Vertex Group, Mr. Chua was the president and an executive director of Biosensors International Group, Ltd., a developer and manufacturer of medical devices used in interventional cardiology and critical care procedures. Previously, from 2003 to 2006, Mr. Chua was a managing director of Walden International, a U.S.-headquartered venture capital firm. From 2001 to 2003, Mr. Chua served as deputy president of NatSteel Ltd., a Singapore industrial products company active in Asia Pacific. From 2000 until 2001, Mr. Chua was the president and chief executive officer of Intraco Ltd., a Singapore-listed trading and distribution company. Prior to joining Intraco, Mr. Chua was the president of MediaRing.com Ltd., a Singapore-listed company providing voice-over-Internet services. Mr. Chua holds a BS degree in Mechanical Engineering from the University of Wisconsin, and an MS degree in Engineering from Stanford University in California. He also serves on the Board of Biosensors, SHC Capital Ltd. and Yongmao Holdings Limited (where he is lead independent director), all publicly traded companies in Singapore, and on the board of directors of a number of private companies, including as chairman of CrimsonLogic Pte. Ltd., a Singapore-based e-government solution provider.

Mr. Chua has extensive investment and senior leadership experience, as a venture capitalist in Asia and the United States, and also as the former CEO of publicly-traded companies in Asia. He brings to the Board senior leadership, and financial and global expertise. As a director of public companies in Asia, and of private companies, he also provides cross-board experience.

Sally Davis 56 Years Old Director since 2007 CEO, BT Wholesale British national
Sally Davis is the chief executive of BT Wholesale, a position she has held since 2007. She was the Chief Portfolio Officer of British Telecom from 2005 to 2007. She had previously held senior executive roles within BT since joining the company in 1999, including President, Global Products, Global Services from 2002 to 2005, President, BT Ignite Applications Hosting from 2001 to 2002 and Director, Group Internet and Multimedia from 1999 to 2001. Before joining BT, Ms. Davis held leading roles in several major communications companies, including Bell Atlantic in the United States and Mercury Communications in the United Kingdom. Ms. Davis is a member of the Board of Directors of the Henderson Smaller Companies Investment Trust plc, a U.K. managed investment trust. She holds a BA degree from University College, London.

Ms. Davis’s experience as a CEO of a leading European telecommunications company, and her significant technology product strategy and product portfolio knowledge, provides the Board with expertise in senior leadership, technology, product strategy, and financial management.

Guerrino De Luca 57 Years Old Director since 1998 Chairman of the Board of Directors of Logitech International S.A. Italian and U.S. national
Guerrino De Luca has served as Chairman of the Logitech Board of Directors since January 2008. He served from February 1998 to January 2008 as Logitech’s President and Chief Executive Officer, and has been a director since June 1998. Prior to joining Logitech, Mr. De Luca served as Executive Vice President of Worldwide Marketing for Apple, Inc. from February 1997 to September 1997, and as President of Claris Corporation, a U.S. personal computing software vendor, from May 1994 to February 1997. Prior to joining Claris, Mr. De Luca held various positions with Apple in the United States and in Europe. Mr. De Luca holds a BS degree in Electronic Engineering from the University of Rome, Italy.

As Logitech’s Chairman and former CEO, Mr. De Luca brings significant senior leadership, industry, strategy, marketing and global experience to the Board, and, like Mr. Borel, a deep passion for and commitment to Logitech, its people and its products.

Richard Laube 54 Years Old Director since 2008 Executive Vice President, Nestlé S.A Swiss and U.S. national
Richard Laube is Executive Vice President of Nestlé S.A., Chief Executive Officer of Nestlé Nutrition and a member of the Nestlé Executive Board. He joined Nestlé in April 2005 as Deputy Executive Vice President, Corporate Business Development, and was appointed Deputy Executive Vice President, Chief Executive Officer of Nestlé Nutrition in November 2005. He was appointed Executive Vice President in 2008. Prior to joining Nestlé he served from 1999 to 2004 as President, Roche Consumer Health, and served on the Roche Corporate Executive Committee from 2001 to 2004. Previously, he was employed by Procter & Gamble from 1980 to 1998, serving in successively more senior roles in Switzerland, the United States, Japan, Germany and Brazil. Mr. Laube holds MA and BA degrees in Organizational Development and Evaluation Research from Boston University. Mr. Laube serves as Chairman of the Board of Directors of Life Ventures S.A., Nutrition-Wellness Venture AG, The Gerber Life Insurance Company and Jenny Craig Affiliated Companies, all of which are Nestlé subsidiaries.

As a senior executive at one of the world’s best-known consumer products companies, with significant experience in business strategy and marketing, Mr. Laube brings senior leadership, brand marketing and global experience to the Board.

Robert Malcolm 58 Years Old Director since 2007 Former President, Global Marketing, Sales and Innovation, Diageo plc U.S. national
Robert Malcolm is retired from Diageo plc, the global premium drinks company, where he served until December 2008 as the president of Global Marketing, Sales and Innovation. Reporting to the chief executive officer and a member of the Diageo Executive Committee, Mr. Malcolm had worldwide responsibility for the marketing, sales and innovation function for Diageo and direct responsibility for strategy, equity management, innovation and global orchestration for global priority brands. Mr. Malcolm joined Diageo in 1999 and his previous appointments at the company included Global Marketing director and Global Scotch Whiskey director at UDV, a Diageo company. He was appointed president of Global Marketing, Sales and Innovation in 2000. Previous to his employment at Diageo, Mr. Malcolm held various posts at The Procter & Gamble Company from 1975 through 1999, including vice president and general manager for Beverages for Europe, Middle East and Africa; vice president and general manager Arabian Peninsula; and vice president and general manager for Personal Cleaning Products USA. Mr. Malcolm holds a BS degree and an MBA degree from the University of Southern California.

Having an extensive career in marketing at world-class consumer products companies, Mr. Malcolm brings to the Board significant brand marketing, global and senior leadership experience.

Gerald Quindlen 51 Years Old Director since 2008 President and Chief Executive Officer, Logitech International S.A. U.S. national
Gerald Quindlen has served as Logitech’s President and Chief Executive Officer since January 2008. He has been a member of the Board of Directors since September 2008. Mr. Quindlen joined Logitech as Senior Vice President, Worldwide Sales and Marketing in October 2005. From August 1987 to September 2004, Mr. Quindlen worked for Eastman Kodak Company where he was Vice President of Global Sales and Operations for the Consumer and Professional Imaging Division, and previously held senior sales or marketing management positions in the United States, Japan and Asia Pacific. From September 2004 to September 2005, Mr. Quindlen was a private consultant. Prior to his 17 year tenure at Eastman Kodak, he worked for Mobil Oil Corporation in engineering. Mr. Quindlen holds a BS degree in chemical engineering from Villanova University in Pennsylvania, and an MBA degree in Finance from the University of Pennsylvania’s Wharton School.

As our CEO and a senior executive, Mr. Quindlen brings to the Board significant senior leadership, sales and marketing, consumer products and global experience. As CEO, Mr. Quindlen has direct responsibility for Logitech’s strategy and operations.

Monika Ribar 50 Years Old Director since 2004 President and CEO, Panalpina Group Swiss national
Monika Ribar is the President and Chief Executive Officer of the Panalpina Group, a Swiss freight forwarding and logistics services provider. She has been a member of Panalpina’s Executive Board since February 2000, and served as Panalpina’s Chief Financial Officer from June 2005 to October 2006, and as its Chief Information Officer from February 2000 to June 2005. From June 1995 to February 2000, she served as Panalpina’s Corporate Controller, and from 1991 to 1995 served in project management positions at Panalpina. Prior to joining Panalpina, Ms. Ribar worked at Fides Group (now KPMG Switzerland), a professional services firm, serving as Head of Strategic Planning, and was employed by the BASF Group, a German chemical products company. Ms. Ribar holds a Masters degree in Economics and Business Administration from the University of St. Gallen, Switzerland. Ms. Ribar also served as a Director of Julius Baer Group Ltd., a Swiss private bank, until May 2010.

Ms. Ribar has significant executive experience with the strategic, financial, and operational requirements of companies with global operations, and brings to our Board senior leadership, logistics industry, global and financial experience. As a former director of a public company board, Ms. Ribar also provides cross-board experience.

     Other than the current employment and involvement noted above, no other Logitech Board member currently has material supervisory, management, or advisory functions outside Logitech. None of the Company’s directors holds any official functions or political posts.

ELECTIONS TO THE BOARD OF DIRECTORS

     Directors are elected at the Annual General Meeting of Shareholders, upon proposal of the Board of Directors. The proposals of the Board of Directors are made following recommendations of the Nominating Committee.

Shareholder Recommendations and Nominees

     Under our Articles of Incorporation, one or more registered shareholders who together represent shares representing at least the lesser of (i) one percent of our issued share capital or (ii) an aggregate par value of one million Swiss francs may demand that an item be placed on the agenda of a meeting of shareholders, including a nominee for election to the Board of Directors. A request to place an item on the meeting agenda must be in writing, describe the proposal and be received by our Board of Directors at least 60 days prior to the date of the meeting. Demands by registered shareholders to place an item on the agenda of a meeting of shareholders should be sent to: Secretary to the Board of Directors, Logitech International S.A., Rue du Sablon 2-4, 1110 Morges, Switzerland, or c/o Logitech Inc., 6505 Kaiser Drive, Fremont, CA 94555, USA.

     Under the Company’s Articles of Incorporation only registered shareholders are recognized as shareholders of the company. As a result, beneficial shareholders do not have a right to place an item on the agenda of a meeting, regardless of the number of shares they hold. For information on how beneficial shareholders may become registered shareholders, see “Questions and Answers about the Logitech 2010 Annual General Meeting - If I am not a registered shareholder, can I attend and vote at the meeting?”

     If the agenda of a general meeting of shareholders includes an item calling for the election of directors, any registered shareholder may propose a candidate for election to the Board of Directors before or at the meeting.

     The Nominating Committee does not have a policy on consideration of recommendations for candidates to the Board of Directors from registered shareholders. The Nominating Committee considers it appropriate not to have a formal policy for consideration of such recommendations because the evaluation of potential members of the Board of Directors is by its nature a case-by-case process, depending on the composition of the Board at the time, the needs and status of the business of the Company, and the experience and qualification of the individual. Accordingly, the Nominating Committee would consider any such recommendations on a case-by-case basis in their discretion, and, if accepted for consideration, would evaluate any such properly submitted nominee in consideration of the membership criteria set forth under “Director Qualifications” below. Shareholder recommendations to the Board of Directors should be sent to the above address.

Board Composition

     The Nominating Committee is responsible for reviewing and assessing with the Board the appropriate skills, experience, and background sought of Board members in the context of our business and the then-current membership on the Board. The Nominating Committee has not formally established any specific, minimum qualifications that must be met by each candidate for the Board of Directors or specific qualities or skills that are necessary for one or more of the members of the Board of Directors to possess. Similarly, the Nominating Committee does not have a formal policy on considering diversity in identifying candidates for election or re-election to the Board of Directors. However, we do not expect or intend that each director will have the same background, skills, and experience; we expect that Board members will have a diverse portfolio of backgrounds, skills, and experiences. One goal of this diversity is to assist the Board as a whole in its oversight and advice concerning our business and operations.

     The review and assessment of Board candidates and the current membership of the Board by the Nominating Committee and the Board includes numerous diverse factors, such as independence; understanding of and experience in technology, finance, and marketing; international experience; age; and gender and ethnic diversity. The priorities and emphasis of the Nominating Committee and of the Board with regard to these factors change from time to time to take into account changes in Logitech’s business and other trends, as well as the portfolio of skills and experience of current and prospective Board members.

     Listed below are key skills and experience that we currently consider important for our directors to have in light of our current business and structure. We do not expect each director to possess every attribute. The directors’ biographies note each director’s relevant experience, qualifications, and skills relative to this list.
  Senior Leadership Experience. Directors who have served in senior leadership positions are important to Logitech, because they bring experience and perspective in analyzing, shaping, and overseeing the execution of important operational and policy issues at a senior level.

  Financial Expertise. Knowledge of financial markets, financing and funding operations, and accounting and financial reporting processes is important because it assists our directors in understanding, advising, and overseeing Logitech’s structure, financial reporting, and internal control of such activities.

  Industry and Technical Expertise. Because we develop and manufacture hardware and software products, ship them worldwide, and sell to both major computer manufacturers and consumer electronics distributors and retailers, expertise in hardware and software, and experience in supply chain, manufacturing and consumer products is useful in understanding the opportunities and challenges of our business and in providing insight and oversight of management.

  Brand Marketing Expertise. Because we are a consumer products company, directors who have brand marketing experience can provide expertise and guidance as we seek to maintain and expand brand and product awareness and a positive reputation.

  Global Expertise. Because we are a global organization with research and development, and sales and other offices in many countries, directors with global expertise, particularly in Europe and Asia, can provide a useful business and cultural perspective regarding many significant aspects of our business.
Identification and Evaluation of Nominees for Directors

     Our Nominating Committee uses a variety of methods for identifying and evaluating nominees for director. Our Nominating Committee regularly assesses the appropriate size and composition of the Board of Directors, the needs of the Board of Directors and the respective committees of the Board of Directors and the qualifications of candidates in light of these needs. Candidates may come to the attention of the Nominating Committee through shareholders, management, current members of the Board of Directors or search firms. The evaluation of these candidates may be based solely upon information provided to the committee or may also include discussions with persons familiar with the candidate, an interview of the candidate or other actions the committee deems appropriate, including the use of paid third parties to review candidates. Neil Hunt, one of the nominees for election to the Board at the September 2010 Annual General Meeting, was identified as a potential nominee to the Board by a third party executive search firm retained by the Company at the direction of the Nominating Committee.

TERMS OF OFFICE OF DIRECTORS

     Each director is elected individually by a separate vote of shareholders for a term of three years and is eligible for re-election until their seventieth birthday. Directors may not seek re-election after they have reached 70 years of age, unless the Board of Directors adopts a resolution to the contrary. A member of the Board who reaches 70 years of age during the term of his or her directorship may remain a director until the expiration of the term. A director’s term of office as Chairman coincides with their term of office as a director. A director may be indefinitely reelected as Chairman, subject to the age limit mentioned above.

     Although the Company’s Articles of Incorporation and Organizational Regulations do not explicitly require this, the terms of office of the directors are staggered. Consequently, all directors will not run for re-election at a single annual general meeting.

     The year of appointment and remaining term of office as of March 31, 2010 for each Director are as follows:

Name	Year First Appointed	Year Current Term Expires
Daniel Borel(1)(3)	1988	Annual General Meeting 2010
Matthew Bousquette(1)	2005	Annual General Meeting 2011
Erh-Hsun Chang(1)	2006	Annual General Meeting 2012
Kee-Lock Chua(1)	2000	Annual General Meeting 2012
Sally Davis(1)(3)	2007	Annual General Meeting 2010
Guerrino De Luca(2)(3)	1998	Annual General Meeting 2010
Richard Laube(1)	2008	Annual General Meeting 2011
Robert Malcolm(1)(3)	2007	Annual General Meeting 2010
Gerald Quindlen(2)	2008	Annual General Meeting 2011
Monika Ribar(1)(3)	2004	Annual General Meeting 2010
____________________

(1)	Non-executive member of the Board of Directors.

(2)	Executive member of the Board of Directors.

(3)	The term of each of Mr. Borel, Ms. Davis, Mr. De Luca and Ms. Ribar expires at the 2010 Annual General Meeting, and each is being presented for re-election to the Board of Directors at that meeting. Mr. Malcolm’s term also expires at the 2010 Annual General Meeting and he will be retiring from the Board at that meeting.

BOARD RESPONSIBILITIES AND STRUCTURE

     The Board of Directors is responsible for supervising the management of the business and affairs of the Company. In addition to the non-transferable powers and duties of boards of directors under Swiss law, the Logitech Board of Directors also has the following responsibilities:
  the signatory power of its members;

  the approval of the budget submitted by the Chief Executive Officer;

  the approval of any type of investment or acquisition not included in the approved budgets;

  the approval of any expenditure of more than $10 million not specifically identified in the approved budgets; and

  the approval of the sale or acquisition, including related borrowings, of the Company’s real estate.
     The Board of Directors has delegated the management of the Company to the Chief Executive Officer and the executive officers, except where Swiss law or the Company’s Articles of Incorporation or Organizational Regulations (By-Laws) provide differently.

Board Leadership Structure

     The Board has since 1997 had a general practice that the positions of Chairman of the Board and CEO should be held by separate persons as an aid in the Board’s oversight of management. Since 1997, the Chairman has been a former CEO of the Company and has served as a full-time senior executive. Logitech believes that there are advantages to having a former CEO as Chairman, for matters such as leadership continuity; day-to-day assistance to and oversight of the CEO and other executive officers; and facilitating communications and relations between the Board, the CEO, and other senior management.

     Mr. De Luca, the Company’s former CEO and current Chairman, has served in that role since January 2008. The Chairman of the Board is appointed on an annual basis, at the Board meeting coinciding with the Annual General Meeting of Shareholders. The Secretary of the Board of Directors is also appointed at the same meeting. As of June 30, 2010, the Secretary was Ms. Catherine Valentine, the Company’s Vice President, Legal and General Counsel.

Role of the Chairman and of the Chief Executive Officer

     Guerrino De Luca and Gerald Quindlen, the Company’s President and Chief Executive Officer, are executive members of the Board of Directors. Mr. De Luca assumes a leading role in mid- and long-term strategic planning and the selection of top-level management, and he supports major transaction initiatives of Logitech.

     Mr. Quindlen manages the day-to-day operations of Logitech, with the support of the other executive officers. The Chief Executive Officer has, in particular, the following powers and duties:
  defining and implementing short and medium term strategies;

  preparing the budget, which must be approved by the Board of Directors;

  reviewing and certifying the Company’s annual report;

  appointing, dismissing and promoting any employees of Logitech other than executive officers and the head of the internal audit function;

  taking immediate measures to protect the interests of the Company where a breach of duty is suspected from executive officers until the Board has decided on the matter;

  carrying out Board resolutions;

  reporting regularly to the Chairman of the Board of Directors on the activities of the business;

  preparing supporting documents for resolutions that are to be passed by the Board of Directors; and

  deciding on issues brought to his attention by executive officers.
     The detailed authorities and responsibilities of the Board of Directors, the Chief Executive Officer and the executive officers are set out in the Company’s Articles of Incorporation and Organizational Regulations. Please refer to http://ir.logitech.com for copies of these documents.

Lead Independent Director

     As appointed by the Board, Mr. Chua serves as Lead Independent Director. The responsibilities of the Lead Independent Director include chairing meetings of the non-executive directors and serving as the presiding director in performing such other functions as the Board may direct.

Means by Which the Board of Directors Supervises Executive Officers

     The Board of Directors is regularly informed on developments and issues in Logitech’s business, and monitors the activities and responsibilities of the executive officers in various ways.
  At each regular Board meeting the Chief Executive Officer reports to the Board of Directors on developments and important issues. The Chief Executive Officer also provides regular updates to the Board members regarding Logitech’s business between the dates of regular Board meetings.

  The offices of Chairman and Chief Executive Officer are separated, to help ensure balance between leadership of the Board and leadership of the day-to-day management of Logitech.

  Executive officers and other members of senior management, at the invitation of the Board, regularly attend portions of meetings of the Board and its Committees to report on the financial results of Logitech, its operations, performance and outlook, and on areas of the business within their responsibility, including risk management and management information systems, as well as other business matters. For further information on participation by executive officers and other members of senior management in Board and Committee meetings please refer to “Board Committees” above.

  There are regular quarterly closed sessions of the non-executive, independent members of the Board of Directors, led by the Lead Independent Director, where Logitech issues are discussed without the presence of executive or non-independent members of the Board or executive officers.

  The Board holds quarterly closed sessions, where all Board members meet without the presence of non- Board members, to discuss matters appropriate to such sessions, including organizational structure and the hiring and mandates of executive officers.

  There are regularly scheduled reviews at Board meetings of Logitech strategic and operational issues, including discussions of issues placed on the agenda by the non-executive members of the Board of Directors.

  The Board reviews and approves significant changes in Logitech’s structure and organization, and is actively involved in significant transactions, including acquisitions, divestitures and major investments.

  All non-executive Board members have access, at their request, to all internal Logitech information.

  The head of the Internal Audit function reports to the Audit Committee.
The Board’s Role in Risk Oversight

     One of the Board’s functions is oversight of risk management at Logitech. “Risk” is inherent in business, and the Board seeks to understand and advise on risk in conjunction with the activities of the Board and the Board’s committees.

     The largest risk in any business typically is that the products and services it offers will not be met by customer demand, because of poor strategy, poor execution, lack of competitiveness, or some combination of these or other factors. The Board implements its risk oversight responsibilities, at the highest level, through regular reviews of the Company’s business, product strategy and competitive position, and through management and organizational reviews, evaluations and succession planning.

     Within the broad strategic framework established by the Board, management is responsible for identifying risk and risk controls related to significant business activities; mapping the risks to company strategy; and developing programs and recommendations to determine the sufficiency of risk identification, the balance of potential risk to potential reward and the appropriate manner in which to control risk.

     The Board’s risk oversight role is implemented at the full Board level, and also in individual Board Committees. The full Board receives specific reports on enterprise risk management, in which the identification and control of risk are the primary topics of the discussion. Presentations and other information for the Board and Board committees generally identify and discuss relevant risk and risk control; and the Board members assess and oversee the risks as a part of their review of the related business, financial, or other activity of the Company. The Compensation Committee oversees issues related to the design and risk controls of compensation programs. The Audit Committee oversees issues related to internal control over financial reporting and Logitech’s risk tolerance in cash-management investments.

Board Meetings

     The Chairman sets the agenda for Board meetings, in coordination with the CEO. Any member of the Board of Directors may request that a meeting of the Board be convened. The directors receive materials in advance of Board meetings allowing them to prepare for the handling of the items on the agenda.

     The Chairman and Chief Executive Officer recommend executive officers or other members of senior management who, at the invitation of the Board, attend portions of each quarterly Board meeting to report on areas of the business within their responsibility. Infrequently, the Board may also receive reports from external consultants such as executive search or succession experts or outside legal experts to assist the Board on matters it is considering.

     Each regularly scheduled quarterly Board meeting lasts a full day to a day and a half and all directors participate in person except in special individual circumstances. Special meetings of the Board may be held by telephone or video-conference and the duration of such meetings varies depending on the subject matters considered.

Emergency Resolutions

     In case of emergency, the Chairman of the Board may have the power to pass resolutions which would otherwise be the responsibility of the Board. Decisions by the Chairman of the Board made in this manner are subject to ratification by the Board of Directors at its next meeting or by way of written consent. No such emergency resolutions were passed during fiscal year 2010.

Independent Director Sessions

     The Board of Directors has adopted a policy of regularly scheduled sessions of Board meetings where the independent directors meet to consider matters without management or non-independent directors present. During fiscal year 2010, separate sessions of the independent directors were held five times.

Board Effectiveness

     Our Board of Directors performs an annual self-assessment to evaluate its effectiveness in fulfilling its obligations.

BOARD COMMITTEES

     The Board has standing Audit, Compensation, and Nominating Committees and a Committee for Board Compensation to assist the Board in carrying out its duties. At each quarterly Board meeting each applicable Board Committee reports to the full Board on the substance of the Committee’s meetings, if any, during the quarter.

     Each Committee has a written charter approved by the Board. The chair of each Committee determine the Committee’s meeting agenda. The Board Committee members receive materials in advance of Committee meetings allowing them to prepare for the meeting. The Charters of each Board Committee are available on Logitech’s Investor Relations website at http://ir.logitech.com. Each of the Audit, Compensation and Nominating Committees has the authority to engage outside experts, advisors and counsel to the extent it considers appropriate to assist the committee in its work. The current members of the committees are identified in the following table.

Board
Director	Audit	Compensation	Nominating	Compensation
Daniel Borel
Matthew Bousquette	X	Chair
Erh-Hsun Chang	X
Kee-Lock Chua		X	X
Sally Davis	X		X
Guerrino De Luca			Chair	Chair
Richard Laube		X
Robert Malcolm		X
Gerald Quindlen				X
Monika Ribar	Chair

Attendance at Board, Committee and Annual Shareholders’ Meetings

     In fiscal year 2010 the Board met seven times, five of which were regularly scheduled quarterly meetings and two of which were special meetings. In addition, the Audit Committee met ten times, the Compensation Committee met six times, the Nominating Committee met two times and the Committee for Board Compensation met once. We expect each director to attend each meeting of the Board and the committees on which he or she serves, and also expect them to attend the Annual General Meeting of shareholders. Each director attended the 2009 Annual General Meeting. All directors attended at least 75% of the meetings of the Board and the Committees on which he or she served. Detailed attendance information for Board and Board Committee meetings during fiscal year 2010 is as follows:

					Committee
	Board of	Audit	Compensation	Nominating	For Board
	Directors	Committee	Committee	Committee	Compensation
Number of meetings held	7	10	6	2	1
Daniel Borel	7	n/a	n/a	n/a	n/a
Matthew Bousquette	7	10	6	n/a	n/a
Erh-Hsun Chang	6	4 (1)	n/a	n/a	n/a
Kee-Lock Chua	7	n/a	6	2	n/a
Sally Davis	7	10	n/a	2	n/a
Guerrino De Luca	7	n/a	n/a	2	1
Richard Laube	7	n/a	6	n/a	n/a
Robert Malcom	7	n/a	6	n/a	n/a
Gerald Quindlen	7	n/a	n/a	n/a	1
Monika Ribar	7	10	n/a	n/a	n/a
____________________

(1)       Member after September 1, 2009

Audit Committee

     The Audit Committee is appointed by the Board to assist the Board in monitoring the Company’s financial accounting, controls, planning and reporting. It is composed of only non-executive, independent Board members. Among its duties, the Audit Committee:
  reviews the adequacy of the Company’s internal controls;

  reviews the independence, fee arrangements, audit scope, and performance of the Company’s independent auditors, and recommends the appointment or replacement of independent auditors to the Board of Directors;

  reviews and approves all non-audit work to be performed by the independent auditors;

  reviews the scope of Logitech’s internal auditing and the adequacy of the organizational structure and qualifications of the internal auditing staff;

  reviews, before release, the quarterly results and interim financial data; and

  reviews, before release, the audited financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in the Company’s annual reporting, and recommends that the Board of Directors submit these items to the shareholders’ meeting for approval.

     The Audit Committee currently consists of Ms. Ribar (Chair), Mr. Bousquette, Mr. Chang and Ms. Davis. The Board of Directors has determined that each member of the Audit Committee meets the independence requirements of the Nasdaq Stock Market listing standards and the applicable rules and regulations of the SEC. In addition, the Board has determined that Ms. Ribar and Mr. Bousquette are audit committee financial experts as defined by the applicable rules and regulations of the SEC.

     The Audit Committee met ten times in fiscal year 2010. Four meetings were held in person on the day prior to the regularly scheduled quarterly Board meeting, for two to three hours, and six were held by telephone, for approximately an hour. The Committee received reports and presentations before the meetings in order to allow them time to prepare adequately. At the Committee’s invitation, the Company’s Chief Financial Officer or Acting Chief Financial Officer, Corporate Controller, Vice President of Internal Audit and General Counsel or Associate General Counsel attended each meeting, and representatives from the Company’s independent auditors, PricewaterhouseCoopers, also attended each meeting. Other members of management also participated in certain meetings. Four meetings also included separate sessions with representatives of the independent auditors, and two meetings included a separate session with the Vice President of Internal Audit.

Compensation Committee

     The Compensation Committee reviews and approves, or recommends to the Board for approval, the compensation of executive officers and Logitech’s compensation policies and programs, including share-based compensation programs and other incentive-based compensation. Within the guidelines established by the Board and the limits set forth in the Company’s employee equity incentive plans, the Compensation Committee also has the authority to grant equity incentive awards to employees without further Board approval. The Committee is composed of only non-executive, independent Board members.

     The Compensation Committee currently consists of Mr. Bousquette, Chairman, Mr. Chua, Mr. Laube and Mr. Malcolm. The Board of Directors has determined that each member of the Committee meets the independence requirements of the Nasdaq Stock Market listing standards.

     The Compensation Committee met six times in fiscal year 2010. At the Committee’s invitation, the Company’s Vice President of Worldwide Human Resources attended each meeting, and the Senior Director of Worldwide Compensation & Benefits attended four meetings. The Company’s General Counsel attended two meetings. Four meetings were held in person and two by teleconference and each meeting lasted approximately one hour and a half. In addition to its meetings, the Committee took three actions for approval by consent during fiscal year 2010.

     Please refer to the Company’s Compensation Report for further information on the Compensation Committee’s criteria and process for evaluating executive compensation.

Committee for Board Compensation

     The Committee for Board Compensation establishes the compensation of the non-executive directors. This Committee currently consists of Mr. De Luca and Mr. Quindlen. The Committee for Board Compensation met once in fiscal year 2010. The meeting was held in person and lasted approximately one hour. At the Committee’s invitation, the Company’s Senior Director of Worldwide Compensation and Benefits attended the meeting.

Nominating Committee

     The Nominating Committee is composed of at least three members, with the Chairman of the Board acting as chair for this Committee and the other two members being non-executive, independent directors. Among its duties, the Nominating Committee:
  evaluates the composition of the Board of Directors and its Committees, determines future requirements and makes recommendations to the Board of Directors for approval;

  determines on an annual basis the desired Board qualifications and expertise and conducts searches for potential directors with these attributes;

  evaluates and makes recommendations of nominees for election to the Board of Directors; and

  evaluates and makes recommendations to the Board concerning the appointment of directors to Board Committees and the selection of Board Committee chairs.
     The Nominating Committee may and typically does retain an executive search firm to assist with the identification and evaluation of prospective Board nominees based on criteria established by the Committee. For information on the Nominating Committee’s policies with respect to director nominations please see “Elections to the Board of Directors” above.

     The Nominating Committee currently consists of Mr. De Luca, Chairman, Mr. Chua and Ms. Davis. Mr. De Luca is not an independent director under applicable Nasdaq rules. The Board of Directors has determined that Mr. Chua and Ms. Davis meet the independence requirements of the Nasdaq Stock Market listing standards. Upon the Committee’s recommendation of nominees for election to the Board of Directors, the nominees are presented to the full Board. Nominees are then selected by a majority of the independent members of the Board. The Nominating Committee met twice in fiscal year 2010. Both meetings were held in person and each meeting lasted approximately one hour.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None of the members of the Compensation Committee has been an officer or employee of Logitech. None of our executive officers serves on the board of directors or compensation committee of a company that has an executive officer that serves on our Board of Directors.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

     Shareholders may contact the Board of Directors about bona fide issues or questions about Logitech by sending an email to generalcounsel@logitech.com or by writing the Corporate Secretary at the following address:

Logitech International S.A.
Attn: Corporate Secretary
Rue du Sablon 2-4
1110 Morges, Switzerland

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
AS OF JUNE 30, 2010

     In accordance with the proxy statement rules under U.S. securities laws, the following table shows the number of our shares beneficially owned as of June 30, 2010 by:
  each person or group known by Logitech, based on filings pursuant to Section 13(d) or (g) under the U.S. Securities Exchange Act of 1934 or notifications to the Company under applicable Swiss laws, to own beneficially more than 5% of our outstanding shares as of June 30, 2010;

  each director and each nominee for director;

  the persons named in the Summary Compensation Table in the Compensation Report (the “named executive officers”); and

  all directors and current executive officers as a group.
				Total as a
	Number	Shares that May	Total	Percentage
	of Shares	be Acquired	Beneficial	of Shares
Beneficial Owner	Owned(1)	Within 60 Days(2)	Ownership	Outstanding(3)
5% Shareholders:
Entities affiliated with Fidelity(4)	10,568,978	—	10,568,978	6.0%
Thornburg Investment Management(5)	11,922,284	—	11,922,284	6.8%

Directors/Nominees, not including the
Chairman or the CEO:
Daniel Borel	11,203,158	—	11,203,158	6.4%
Matthew Bousquette	10,000	65,000	75,000	*
Erh-Hsun Chang	148,000	330,000	478,000	*
Kee-Lock Chua	18,484	55,000	73,484	*
Sally Davis	7,202	30,000	37,202	*
Richard Laube	57,490	10,000	67,490	*
Robert Malcolm	8,460	30,000	38,460	*
Neil Hunt	—	—	—	—
Monika Ribar	5,000	95,000	100,000	*

Named Executive Officers:
Guerrino De Luca	164,018	1,019,288	1,183,306	0.7%
Gerald Quindlen	2,803	545,000	547,803	*
Erik Bardman	—	—	—	—
Tom Fergoda	158	47,500	47,658	*
Mark J. Hawkins	—	—	—	—
Werner Heid	6,056	53,750	59,806	*
David Henry	12,555	483,750	496,305	*
Junien Labrousse	27,383	583,750	611,133	*
Current Directors and Executive Officers,
as a Group(15)	11,677,111	3,431,788	15,108,899	8.6%
____________________

*	Less than 1%

(1)	Each director or executive officer has sole voting and investment power over the shares reported in accordance with SEC rules, subject to community property laws where applicable.

(2)	Includes shares represented by vested, unexercised options as of June 30, 2010 and options and restricted stock units that are expected to vest within 60 days after June 30, 2010. These shares are deemed to be outstanding for the purpose of computing the percentage ownership of the person holding the options or restricted stock units, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(3)	Based on 175,691,987 shares outstanding on June 30, 2010.

(4)	Based on information set forth in a Schedule 13G filed with the SEC on February 16, 2010 by FMR LLC reporting ownership of Logitech’s shares as of December 31, 2009. According to the notification direct and indirect subsidiaries of FMR LLC hold 10,568,978 shares as of such date on behalf of funds managed by and clients of direct and indirect subsidiaries of FMR LLC. FMR LLC is the parent holding company of Fidelity Management & Research Company, investment manager for US mutual funds, and Fidelity Management & Trust Company, a US state chartered bank which acts as a trustee or investment manager of various pension and trust accounts. The address of the entities affiliated with Fidelity is 82 Devonshire Street, Boston, Massachusetts 02109.

(5)	Based solely on information supplied by Thornburg Investment Management in a notification to the Company on May 22, 2008 provided under Swiss law reporting ownership of Logitech’s shares as of April 25, 2008. According to the notification Thornburg Investment Management holds 11,922,284 shares as of such date as an investment manager on behalf of its investment clients. The address of Thornburg is 119 East Marcy Street, Santa Fe, New Mexico 87501.

SHARE OWNERSHIP GUIDELINES

     Members of the Board of Directors and executive officers and other officers who report directly to the CEO are subject to share ownership guidelines.

     Directors are required to own at least 5,000 Logitech shares under guidelines adopted by the Board in June 2006. Directors are required to achieve this ownership within three years of joining the Board, or, in the case of directors serving at the time the guidelines were adopted, within three years of the effective date of adoption of the guidelines. The guidelines will be adjusted to reflect any share splits or other capital adjustments, and will be re-evaluated by the Board from time to time. As of June 30, 2010, each director had either satisfied these ownership guidelines or had time remaining to do so.

     The Compensation Committee adopted share ownership guidelines for executive officers and other officers who report directly to the CEO effective September 2008. These guidelines require the CEO to hold a number of Logitech shares with a market value equal to 3 times his annual base salary. Officers who report to the CEO must hold a number of Logitech shares with a market value equal to 2 times annual base salary. Officers subject to the guidelines are required to achieve the guideline within three years of being appointed to the position making them subject to the guideline, or, in the case of such officers serving at the time the guidelines were adopted, within three years of the effective date of adoption of the guidelines. The guidelines will be adjusted to reflect any share splits or other capital adjustments, and will be re-evaluated by the Compensation Committee from time to time. Up to 50% of the guideline may be met through the net value of vested, unexercised stock options. If the guideline is not met within 3 years, the CEO must hold 100% of his after – tax shares resulting from option exercises or other equity incentive awards until the guideline is reached, and all other CEO direct reports must hold at least 50% of the net shares resulting from option exercises or other equity incentive awards until the guideline is reached. As of June 30, 2010, each applicable officer had either satisfied these ownership guidelines or had time remaining to do so.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

OUR POLICIES

     It is our policy that all employees must not engage in any activities which could conflict with Logitech’s business interests, which could adversely affect its reputation or which could interfere with the fulfillment of the responsibilities of the employee’s job, which at all times must be performed in the best interests of Logitech. In addition, Logitech employees may not use their position with Logitech, or Logitech’s information or assets, for their personal gain or for the improper benefit of others. These policies are included in our Conflict of Interest and Business Ethics Policy, which covers our directors, executive officers and other employees. If in a particular circumstance the Board concludes that there is or may be a perceived conflict of interest, the Board will instruct our Legal department to work with our relevant business units to determine if there is a conflict of interest. Any waivers to these conflict rules with regard to a director or executive officer require the prior approval of the Audit Committee.

NASDAQ RULES AND SWISS BEST CORPORATE GOVERNANCE PRACTICES

     Nasdaq rules defining “independent” director status also govern conflict of interest situations, as do Swiss best corporate governance principles published by economiesuisse, a leading Swiss business organization. As discussed above, the Board of Directors has determined that each of our directors other than Mr. Borel, Mr. De Luca and Mr. Quindlen qualifies as “independent” in accordance with the Nasdaq rules. The Nasdaq rules include a series of objective tests that would not allow a director to be considered independent if the director has or has had certain employment, business or family relationships with the company. The Nasdaq independence definition also includes a requirement that the Board review the relations between each independent director and the company on a subjective basis. In accordance with that review, the Board has made a subjective determination as to each independent director that no relationships exist that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

SEC RULES

     In addition to the Logitech and Nasdaq policies and rules described above, the SEC has specific disclosure requirements covering certain types of transactions involving Logitech and a director or executive officer or persons and entities affiliated with them. There were no such transactions in fiscal year 2010 that require disclosure. Since April 1, 2009, we have not been a party to, and we have no plans to be a party to, any transaction or series of similar transactions in which the amount involved exceeded or will exceed $120,000 and in which any current director, executive officer, holder of more than 5% of our shares, or any member of the immediate family of any of the foregoing, had or will have a direct or indirect material interest other than in connection with the following transactions: We have entered into an indemnification agreement with each of our directors and executive officers. The indemnification agreements require us to indemnify our directors and officers to the fullest extent permitted by Swiss and California law.

     None of the following persons has been indebted to Logitech or its subsidiaries at any time since the beginning of fiscal year 2010: any of our directors or executive officers; any nominee for election as a director; any member of the immediate family of any of our directors, executive officers or nominees for director; any corporation or organization of which any of our directors, executive officers or nominees is an executive officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities (except trade debt entered into in the ordinary course of business); and any trust or other estate in which any of the directors, executive officers or nominees for director has a substantial beneficial interest or for which such person serves as a trustee or in a similar capacity.

INDEPENDENT AUDITORS

     Under Logitech’s Articles of Incorporation the shareholders elect or re-elect the Company’s independent auditors each year at the Annual General Meeting.

     Logitech’s independent auditors are currently PricewaterhouseCoopers S.A., Lausanne, Switzerland. PricewaterhouseCoopers S.A. assumed its first audit mandate for Logitech in 1988. They were re-elected by the shareholders as Logitech’s auditors at the Annual General Meeting in September 2009. For purposes of U.S. securities law reporting, PricewaterhouseCoopers LLP, San Jose, California, serves as the Company’s independent registered public accounting firm. Together, PricewaterhouseCoopers S.A. and PricewaterhouseCoopers LLP are referred to as “PwC.”

     As appointed by the Board, the Audit Committee is responsible for supervising the performance of the Company’s independent auditors, and recommends the election or replacement of the independent auditors to the Board of Directors.

     Representatives of PwC are invited to attend all regular meetings of the Audit Committee. During fiscal year 2010, PwC representatives attended all ten Audit Committee meetings. The Committee met separately four times with representatives of PwC in closed sessions of Committee meetings.

     On a quarterly basis, PwC reports on the findings of their audit and/or review work including their audit of Logitech’s internal control over financial reporting. These reports include their assessment of critical accounting policies and practices used, alternative treatments of financial information discussed with management, and other material written communication between PwC and management. At each quarterly Board meeting the Audit Committee reports to the full Board on the substance of the Committee meetings during the quarter. On an annual basis, the Audit Committee approves PwC’s audit plan and evaluates the performance of PwC and its senior representatives in fulfilling its responsibilities. Moreover, the Audit Committee recommends to the Board the appointment or replacement of the independent auditors, subject to shareholder approval. The Audit Committee reviews the annual report provided by PwC as to its independence.

AUDIT AND NON-AUDIT FEES

     In addition to the audit services PwC provides with respect to Logitech’s annual audited consolidated financial statements and other filings with the Securities and Exchange Commission, PwC has provided non-audit services to Logitech in the past and may provide them in the future. Non-audit services are services other than those provided in connection with an audit or a review of Logitech’s financial statements. The Audit Committee of the Board of Directors determined that the rendering of non-audit services by PwC was compatible with maintaining their independence.

     The following table sets forth the aggregate fees billed to us for the audit and other services provided by PwC during the fiscal years ended March 31, 2010 and 2009 (in thousands):

	2010	2009
Audit fees(1)	$2,795	$2,655
Audit-related fees(2)	406	109
Tax fees(3)	617	420
All other fees(4)	7	8
Total	$3,825	$3,192
____________________

(1)	Audit fees. This category represent fees for professional services provided in connection with the audit of our financial statements, the audit of our internal control over financial reporting, and review of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings.

(2)	Audit-related fees. This category represents consultation on issues such as acquisition accounting, due diligence services in connection with acquisitions, review and testing of the impact of new accounting pronouncements, and other topics.

(3)	Tax fees. This category represents fees for tax compliance, assistance with tax audits, tax advice and tax planning.

(4)	All other fees. This category primarily represents fees for government grant audits and database licenses.

PRE-APPROVAL PROCEDURES AND POLICIES

     The Audit Committee pre-approves all audit and non-audit services provided by PwC. This pre-approval must occur before the auditor is engaged. The Audit Committee pre-approves categories of non-audit services and a target fee associated with each category. Usage of PwC fees against the target is presented to the Audit Committee at each in-person quarterly meeting, with additional amounts requested as needed. Services that last longer than a year must be re-approved by the Audit Committee.

     The Audit Committee can delegate the pre-approval ability to a single independent member of the Audit Committee. The delegate must communicate all services approved at the next scheduled Audit Committee meeting. The Audit Committee or its delegate can pre-approve types of services to be performed by PwC with a set dollar limit per type of service. The Vice President, Corporate Controller is responsible for ensuring that the work performed is within the scope and dollar limit as approved by the Audit Committee. Management must report to the Audit Committee the status of each project or service provided by PwC.

REPORT OF THE AUDIT COMMITTEE

     The Audit Committee is responsible for overseeing Logitech’s accounting and financial reporting processes and audits of Logitech’s financial statements. The Audit Committee acts only in an oversight capacity and relies on the work and assurances of management, which has primary responsibility for Logitech’s financial statements and reports, Logitech’s internal auditors, as well as PwC, Logitech’s independent auditors, including Pricewaterhouse Coopers LLP, San Jose, California, its independent registered public accounting firm for purposes of U.S. securities law reporting, which is responsible for expressing an opinion on the conformity of Logitech’s audited financial statements to generally accepted accounting principles and attesting to the effectiveness of Logitech’s internal control over financial reporting.

     The Board of Directors has adopted a written charter for the Audit Committee. A copy of the Charter can be found on our website at http://ir.logitech.com. To view the charter, select “Audit Committee Charter” under “Corporate Governance.”

     The Audit Committee has discussed with the independent auditors the matters required to be discussed by the Statement of Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

     The Audit Committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

     Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Logitech’s Annual Report on Form 10-K for the fiscal year ended March 31, 2010.

Submitted by the Audit Committee of the Board

Monika Ribar, Chairman
Matthew Bousquette
Erh-Hsun Chang
Sally Davis

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16 of the Exchange Act requires Logitech’s directors, executive officers and any persons who own more than 10% of Logitech’s shares, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulation to furnish Logitech with copies of all Section 16(a) forms that they file. As a matter of practice, our administrative staff assists our executive officers and directors in preparing initial ownership reports and reporting ownership changes, and typically files these reports on their behalf.

     Based on our review of the copies of such reports furnished to us and written representations from the directors and executive officers, we believe that all Section 16(a) filing requirements were met in fiscal year 2010.

COMPENSATION REPORT 2010

INTRODUCTION

     This Compensation Report contains information on Logitech compensation philosophy and practices, the background for decisions, and the results of decisions with respect to Logitech’s named executive officers and its Board members.

     This Compensation Report has been designed to comply with the proxy statement rules under U.S. securities laws as well as Swiss regulations and best corporate governance practices. This Report is an integrated part of our Invitation and Proxy Statement for our 2010 Annual General Meeting.

Compensation Discussion and Analysis

EXECUTIVE COMPENSATION OBJECTIVES AND PHILOSOPHY

     Logitech’s executive compensation programs have been designed to:
  be competitive with comparable companies in the industry and in the region where the executive is based;

  maintain a balance between fixed and variable compensation and place a significant portion of total compensation at risk based on the Company’s performance, while maintaining controls over inappropriate risk-taking;

  align executive compensation with shareholders’ interests by tying a significant portion of compensation to increasing share value;

  support a performance-oriented environment that rewards superior performance; and

  reflect the Compensation Committee’s assessment of an executive’s role and past performance through base salary and short-term cash incentives, and his or her potential for future contribution to Logitech through long-term equity incentive awards.
     An important component of Logitech’s executive compensation philosophy is to pay executives at or near the median of other companies that compete for similar executive talent, and that individual performance and importance to Logitech should be reflected in the compensation of individual executives. However, while compensation is a central part of attracting, retaining and motivating the best executives and employees, we believe it is not the sole or exclusive reason why exceptional executives or employees choose to join and stay at Logitech, or why they work hard to achieve results for shareholders. In this regard, both the Compensation Committee and management believe that providing a working environment and opportunities in which executives and employees can develop, express their individual potential, and make a difference, are also a key part of Logitech’s success in attracting, retaining and motivating executives and employees.

TERM USED IN THIS COMPENSATION REPORT

     In this Compensation Report, we refer to our “named executive officers” in many places. This term includes the following individuals:
  Gerald Quindlen, our Chief Executive Officer.

  Erik Bardman, our Chief Financial Officer starting October 2009.

  Guerrino De Luca, our Chairman.

  Tom Fergoda, our acting Principal Financial Officer from April 2009 to October 2009. Mr. Fergoda is not otherwise considered a Logitech executive officer.

  Mark J. Hawkins, our Chief Financial Officer during part of April 2009.

  The three other most highly compensated individuals who were serving as executive officers of Logitech at the end of fiscal year 2010.
DETERMINING TOTAL EXECUTIVE COMPENSATION

Role of the Compensation Committee

     The Compensation Committee reviews and approves our compensation programs, including the specific compensation of our Chairman, our President and Chief Executive Officer, and our other executive officers.

     Under the Compensation Committee’s charter, the Committee has the authority to engage its own advisors (including compensation consultants) to assist it in carrying out its responsibilities. In February 2008 the Committee retained Frederic W. Cook & Co., Inc. (Fred Cook) to provide analysis, advice and guidance with respect to executive compensation. Fred Cook only provides services to the Compensation Committee, and has not provided and is not providing other services to the Company or its management. The Committee consulted Fred Cook with respect to general executive compensation issues in fiscal year 2010. The Committee has determined it will engage Fred Cook every two years to develop specific executive compensation analyses and recommendations. In the other years the Committee will review analyses and recommendations prepared by management using the same survey data for Logitech’s peer group as used by Fred Cook.

Role of Executive Officers in Compensation Decisions

     While the Compensation Committee sets the compensation of our CEO and other executive officers, it looks to management to make recommendations to the Committee with respect to both overall guidelines and specific compensation decisions.

     Management’s fiscal year 2010 executive officer compensation proposals to the Compensation Committee were primarily developed by Logitech’s Vice President of Worldwide Human Resources and its compensation department, in consultation with Guerrino De Luca, Logitech’s Chairman and Gerald Quindlen, Logitech’s President and Chief Executive Officer (other than with respect to their own proposed compensation). The proposed base salary, bonus targets and equity incentive award recommendation for Mr. De Luca for fiscal year 2010 were developed by Logitech’s Vice President of Worldwide Human Resources and its compensation department, in consultation with Gerald Quindlen. The proposed base salary, bonus targets and equity incentive award recommendation for Mr. Quindlen for fiscal year 2010 were developed by Logitech’s Vice President of Worldwide Human Resources and its compensation department, in consultation with Guerrino De Luca. As part of the annual personnel review and succession planning process, Mr. Quindlen also provides the Board and the Compensation Committee with his perspective on the performance of Logitech’s executive officers, and Mr. De Luca provides the Board with his perspective on the performance of Mr. Quindlen.

     Once the Compensation Committee received the analysis and recommendations from management, it made all decisions regarding executive officer fiscal year 2010 compensation without Mr. De Luca, Mr. Quindlen or any executive officer present. The Committee considered, but was not in any way bound by, the recommendations made by management.

Overview of Factors Considered by Committee

     The Compensation Committee considers a variety of factors when determining total executive compensation, including:
  Competitive considerations.

  Subjective elements, such as the scope of the executive’s role, experience and skills, the individual’s performance during the fiscal year and potential for future contribution to Logitech.

  The performance of Logitech.

  Accrued and realized gains from past equity incentive awards.
Competitive considerations

     We attempt to compensate our executive officers competitively relative to industry peers. Both peer group and broader industry compensation survey data is used by our Compensation Committee to develop Logitech’s executive compensation, as well as to assist the Compensation Committee in the evaluation of the design of bonus plan and equity compensation programs.

     The companies in Logitech’s peer group were selected in March 2008 based on (i) involvement in the PC-based consumer electronics industry, or (ii) revenues approximately equal to Logitech’s and a presence near Silicon Valley in the San Francisco Bay Area. Based on the most recent completed four fiscal quarters as of March 2010, Logitech ranked at approximately the 25th percentile among the peer group for revenues, operating income and market capitalization.

     Fred Cook reviewed the peer group composition in March 2010 and recommended, and the Committee determined, that it remains appropriate for Logitech.

     The peer group consists of the following companies:

3Com Corporation	Cypress Semiconductor	NVIDIA Corporation
Activision Blizzard, Inc.	Corporation	Polycom, Inc.
Agilent Technologies, Inc.	Electronic Arts, Inc.	SanDisk Corporation
Advanced Micro Devices, Inc.	Intuit Inc.	Sybase, Inc.
Autodesk, Inc.	Lexmark International, Inc.	Symantec Corporation
BMC Software, Inc.	McAfee, Inc.	Teradata Corporation
Brocade Communications Systems, Inc.	NCR Corporation	Verisign, Inc.
Cadence Design Systems, Inc.	NetApp, Inc.	Western Digital Corporation
Novell, Inc.

     Although Logitech is a Swiss company, Logitech primarily competes for executive management talent with technology companies in the United States, and particularly in the high-technology area of Silicon Valley. As a result, the peer group consists primarily of U.S. public technology companies.

     In addition, to assist the Committee in its review of executive compensation, Logitech’s compensation department provides compensation data compiled from widely recognized high-technology executive compensation surveys.

     We generally seek to be at the median for total compensation, and for each of the elements of compensation, for our executives against the companies with whom we compete for executive talent, based on peer group and survey data.

Effect of individual performance

      The differences in compensation among the individual named executive officers, as disclosed in the Summary Compensation Table below, were primarily related to market compensation in each position, based on peer group and survey data reviewed in prior fiscal years, a subjective assessment of the executive’s impact on the Company’s past and future performance, succession planning and retention. The Compensation Committee does not review executive officers’ individual performance against pre-established individual performance metrics devised by the Compensation Committee, between the Compensation Committee and the respective executive, or otherwise.

Effect of realized compensation on future pay decisions

     The Compensation Committee considers actual realized compensation received in determining if our compensation programs are meeting their objectives of pay-for-performance and retention. The Compensation Committee generally does not reduce compensation plan targets based on realized compensation, as we do not want to create a disincentive for exceptional performance. However, the possible cash compensation increases and the amount of equity incentive awards may be adjusted based on actual realized compensation.

Other factors

     For newly hired executives, in addition to market compensation for the position, consideration is given to the base salary of the individual at his or her prior employment and any unique personal circumstances that motivated the executive to leave that prior position and join Logitech.

     In determining Mr. De Luca’s and Mr. Quindlen’s 2010 compensation the Compensation Committee reviewed and considered the same data as for other named executive officers, as discussed above, but also considered the following:
  Mr. De Luca’s and Mr. Quindlen’s fiscal year 2009 base salary, target bonus and equity incentive compensation; and

  Mr. De Luca’s and Mr. Quindlen’s total equity incentive position and the total intrinsic value of vested and unvested equity incentives held by them.
Timing of compensation decisions

     Executive cash compensation (base salary plus target bonus) is typically reviewed at the Compensation Committee’s March meeting in an effort to align cash compensation changes to the fiscal year, which begins in April. Compensation increases are not automatic each year and typically are largely dependent upon relative pay rates for the industry and Company and individual performance. However, in fiscal year 2010 base salary and target bonus opportunities for named executive officers were frozen over those in fiscal year 2009 due to economic and market conditions. At the March meeting the Committee typically considers the equity incentive award grant for the Chairman and the CEO, although the Committee has recently determined that, for fiscal year 2011, the Committee will consider equity incentive awards for the Chairman and the CEO at the same time as those for other executive officers, as part of the Company’s annual employee equity incentive grant cycle. However, the Committee may also make executive compensation decisions at other times during the fiscal year in the event of an executive new hire or promotion or other reasons.

ELEMENTS OF COMPENSATION / EXECUTIVE COMPENSATION PRACTICES

     The principal components of our executive compensation programs are:
  Base salary.

  Short-term cash incentive awards.

  Long-term equity incentive awards.
     Our executive officers are also eligible to participate in our health and benefits plans, retirement savings plans, and our employee share purchase plans, which are generally available to our employees. We also provide limited perquisites, as described below.

     The following table outlines our objectives for each of the principal components of executive compensation.

Element of Compensation	Objective
Base salary	Reward individuals’ current contributions to the company Compensate individuals for their expected day-to-day performance

Short-term cash incentive awards
  Align executive compensation with annual and semi-annual
  performance
  Make a significant portion of the executive’s yearly cash
  compensation variable and subject to the achievement of
  company business goals.
  Motivate and reward the executive for above-target performance

Long-term equity incentive awards	Support retention of the executive Directly align executive and shareholder interests Provide a direct incentive for future performance

Pay Mix

     In determining how we allocate an executive’s total compensation package among base salary, short-term cash incentives and long-term equity incentives, we emphasize compensation elements that reward performance against measures that correlate closely with increases in shareholder value. Accordingly, a significant portion of our executive compensation is at-risk, including the short-term cash incentive awards and the majority of our long-term equity incentive awards. Our CEO and other executive officers have a higher percentage of at-risk compensation (and thus greater upside potential and downside risk) relative to Logitech’s other employees. We believe this is appropriate because our executive officers have the greatest influence on Logitech’s performance.

     The charts below indicate the percentage of total compensation costs in fiscal year 2010 represented by base salary, short-term cash incentives (bonus payments), and long-term equity incentive awards for Guerrino De Luca, Gerald Quindlen and all other named executive officers. All underlying amounts are taken from the Summary Compensation Table.

Base salary

     Base salary is the fixed portion of executive pay and is set to reward individuals’ current contributions to Logitech and compensate them for their expected day-to-day performance.

     In setting base salary levels for fiscal year 2010, the Compensation Committee primarily considered the uncertain economic and market conditions, particularly at the beginning of the fiscal year, and the executive’s fiscal year 2009 base salary, in leaving base salaries for named executive officers unchanged over those in fiscal year 2009.

     In aggregate, base salaries for the named executive officers for fiscal year 2010 are at or above the median of the peer group, based on peer group data available in March 2010. However, the base salaries for Mr. Quindlen and Mr. Bardman are below the median.

Short-term cash incentive awards

     Short-term cash incentive awards link cash incentives to Logitech’s annual and semi-annual performance, make a significant portion of the executive’s yearly cash compensation variable and subject to the achievement of Logitech business goals, and motivate and reward executives for above-target performance. In fiscal year 2010 Logitech named executive officers were eligible for short-term cash incentive awards under a program established under the Logitech Management Performance Bonus Plan (the “Bonus Plan”).

     Under the Bonus Plan named executive officers and others selected for participation were eligible to receive cash bonuses based on the performance of the Company or the participants’ business or functional unit, or both, against fiscal year 2010 target performance measures.

Performance measures for fiscal year 2010 bonus program

     In fiscal year 2010 the bonus program was based on the following performance measures:

Performance Measure	Why It is Used	Measurement Basis
Operating Income	Generating an increase in per-share value for investors is a priority, as operating profit allows Logitech to re-invest in R&D, operations and people for future success.	Generally Accepted Accounting Principles (GAAP), excluding restructuring expenses.

Cash Flow from Operations	Strong cash flow provides more financial flexibility, particularly in periods of economic uncertainty.	Generally Accepted Accounting Principles (GAAP), excluding any foreign currency exchange gains or losses.

Market Share
To prioritize progress against competitors, particularly amidst economic uncertainty. Market share increases demonstrate continued appeal of products to consumers, and positions for continued growth once economic uncertainty passes. Also used because net sales, as a practical matter, were difficult to project beyond the very short term at the beginning of the fiscal year, when the bonus program design was approved.
Weighted sales in Logitech product categories in eight key countries, based on available sales data, based on a 12-month trailing average.

     The Compensation Committee’s adoption of cash flow and market share performance measures, in addition to operating income, was a change from prior fiscal years, in which net sales and operating income were the performance measures. The changes to the performance measures were primarily driven by economic and market conditions at the beginning of the fiscal year, when the program was designed and approved by the Compensation Committee.

     The bonus program in fiscal year 2010 for named executive officers was measured on a semi-annual basis, although for the Chairman and the CEO the payout under the program was on an annual, and not semi-annual, basis. For all named executive officers the operating income and cash flow from operations goals in the 2010 bonus program were set equal to Logitech’s semi-annual business plans for fiscal year 2010 as approved by the Board in May and October, 2009, except that part of the goals for Junien Labrousse were based on the performance of the product group and part of the goals for Werner Heid were based on the performance of the sales and marketing function. The market share goal was determined by the Committee in May 2009 based on a review of historical market share data and expected product performance and introductions. Please see further details below under the heading “Bonus Plan performance targets and results for fiscal year 2010.”

Timing of bonus payments

     If earned, the bonus is paid to the Chairman and the Chief Executive Officer in one installment in May for the fiscal year ended March 31, and the semi-annual bonuses are generally paid to the other named executive officers in November and May for the two fiscal six-month performance periods. Bonus amounts were earned and paid to the named executive officers as set out in the Summary Compensation Table and the Grants of Plan-Based Awards Table below.

Formula used

     The formula for determining the bonus awards in fiscal year 2010 was as follows:

Executive’s eligible	X	Executive’s target	X	Bonus Plan funding	=	Annual or semi-annual
wages		bonus percentage(1)		percentage(2)		bonus award
____________________

(1)	Expressed as a percentage of base salary.

(2)	Based on achievement against target performance measures.

     The target performance measures under the Bonus Plans for fiscal year 2010 are disclosed in the table below under the heading “Bonus Plans performance targets and results for fiscal year 2010.”

Named executive officer bonus targets

     Each of Guerrino De Luca, our Chairman, and Gerald Quindlen, our CEO, was eligible for an annual target bonus of 100% of his base salary under the fiscal year 2010 bonus program. The maximum possible bonus for both Mr. De Luca and Mr. Quindlen was 269% of base salary.

     All of Logitech’s other named executive officers were eligible for annual target bonuses ranging from 40% to 75% of their base salaries, depending on their positions, with a maximum possible bonus of 300% of their base salaries in the first performance period and 238% in the second performance period. In each case, the annual target bonus was divided into semi-annual bonus targets.

     The minimum performance required before any bonus payment is made under the fiscal year 2010 bonus program was generally 80% of the target performance, except that the minimum performance for Logitech operating income in the first half of fiscal year 2010 was 85% of the target performance, and the minimum performance for Logitech market share in fiscal year 2010 was 97% of the target performance. In addition, it was a minimum performance condition for the payout of any bonus to Mr. De Luca or Mr. Quindlen that Logitech have positive operating income in at least two of the four fiscal quarters during fiscal year 2010. For all other named executive officers, it was a minimum performance condition for the payout of any bonus in respect of a six-month performance period that Logitech have positive operating income in one of the two fiscal quarters during the performance period.

     The target bonus opportunities for named executive officers in fiscal year 2010 are in aggregate below the median of the peer group, based on peer group data available in March 2010.

Bonus Plan performance targets and results for fiscal year 2010

     The performance targets and actual results from the Bonus Plan in fiscal year 2010 for our named executive officers are set out in the following table:

			Minimum		Maximum
	FY10		Performance	Performance	Performance	Actual
	Measurement		Target	Target	Target	Achievement	Performance/
Participant	Period	Performance Measure(1)	($s in millions)	($s in millions)	($s in millions)	($s in millions)	Funding
Guerrino De Luca,	1st half	Operating	(29.6)	(25.2)	(11.4)	(7.8)	188.0%
Gerald Quindlen	FY 2010	Income (37.5%)
		Market Share (25%)	43.7%	45.1%	46.9%	44.3%	88.2%
		Cash Flow (37.5%)	20.0	25.0	50.0	129.1	300.0%
	2nd half	Operating	59.8	74.8	134.6	86.4	119.0%
	FY 2010	Income (37.5%)
		Market Share (37.5%)	43.7%	45.0%	46.8%	43.8%	80.0%
		Cash Flow (25%)	51.7	64.6	129.2	232.4	200.0%
							164.8%
Erik Bardman	2nd half	Operating	58.1	72.6	130.6	86.4	119.0%
	FY 2010	Income (37.5%)
		Market Share (37.5%)	43.7%	45.0%	46.8%	43.8%	80.0%
		Cash Flow (25%)	51.7	64.6	129.2	232.4	200.0%
							124.6%
Tom Fergoda,	1st half	Operating	(29.6)	(25.2)	(11.4)	(7.8)	188.0%
David Henry	FY 2010	Income (37.5%)
		Market Share (25%)	43.7%	45.1%	46.9%	44.3%	88.2%
		Cash Flow (37.5%)	20.0	25.0	50.0	129.1	300.0%
							205.1%
	2nd half	Operating	58.1	72.6	130.6	86.4	119.0%
	FY 2010	Income (37.5%)
		Market Share (37.5%)	43.7%	45.0%	46.8%	43.8%	80.0%
		Cash Flow (25%)	51.7	64.6	129.2	232.4	200.0%
							124.6%
Werner Heid	1st half	Operating	(29.6)	(25.2)	(11.4)	(7.8)	188.0%
	FY 2010	Income (20%)
		Market Share (35%)	43.7%	45.1%	46.9%	44.3%	88.2%
		Cash Flow (20%)	20.0	25.0	50.0	129.1	300.0%
		Sales Contribution	105.8	132.3	264.6	153.3	116.0%
		Margin (25%)(2)
							157.5%
	2nd half	Market Share (37.5%)	43.7%	45.1%	46.9%	43.8%	80.0%
	FY 2010	Cash Flow (25%)	51.7	64.6	129.2	232.4	200.0%
		Sales Contribution	189.5	236.9	308.0	284.3	150.0%
		Margin (37.5%)(2)
							136.3%
Junien Labrousse	1st half	Operating	(29.6)	(25.2)	(11.4)	(7.8)	188.0%
	FY 2010	Income (20%)
		Market Share (35%)	43.7%	45.1%	46.9%	44.3%	88.2%
		Cash Flow (20%)	20.0	25.0	50.0	129.1	300.0%
		PG Contribution	103.9	129.9	259.7	149.5	115.1%
		Margin (25%)(3)
							157.3%
	2nd half	Market	43.7%	45.1%	46.9%	43.8%	80.0%
	FY 2010	Share (37.5%)
		Cash Flow (25%)	51.7	64.6	129.2	232.4	200.0%
		PG Contribution	193.8	242.2	314.9	295.4	162.0%
		Margin (37.5%)(3)
							140.8%

____________________

(1)	Operating income excludes restructuring expense.

(2)	Sales Group Contribution Margin consists of Logitech gross profit less sales operating expenses and a capital charge.

(3)	Product Group Contribution Margin, which consists of Logitech gross profit less Product Group operating expenses.

     The cash bonus awards earned and paid in respect of fiscal year 2010 were based solely on the formula funding results prescribed by the above measures.

Long-term equity incentive awards

     During fiscal year 2010 the Compensation Committee granted our named executive officers long-term equity incentive awards in the form of stock options, performance-based restricted stock units, or PRSUs, and, for the first time, time-based restricted stock units, or RSUs, in order to align their incentives with the long-term interests of our shareholders, to support retention of the executives, to provide competitive total compensation packages, and to provide a direct incentive for future performance.

     Stock Options. Stock options provide the opportunity to purchase shares at a fixed exercise price, allowing the recipient to benefit from increases in share price from the date of grant. The options have a four-year vesting period, with the options vesting in four equal annual increments, to encourage a long-term perspective and to encourage key employees to remain at Logitech. All options granted to named executive officers to date have an exercise price equal to the fair market value of Logitech’s shares on the effective grant date.

     PRSUs. The performance-based restricted stock units, or PRSUs, provide the executive officer the opportunity, if the minimum performance threshold is met, to receive Logitech shares based on the relative total shareholder return, or TSR, of Logitech shares against the Nasdaq 100 index over the two-year performance period. If threshold performance is achieved, the number of shares awarded is pro-rated according to performance (see “Structure of the PRSUs”).

     The Compensation Committee adopted the use of PRSUs for executive officers during fiscal year 2009 in part to align Logitech’s equity compensation for executives more closely with the peer group, and also to supplement the use of option grants and to further align the interests of executive officers with shareholders. The PRSUs are intended to:
  Link compensation to key financial metrics of growth and profitability.

  Support pay-for-performance philosophy and retention efforts.

  Be less dilutive to shareholders than stock options.
     The Compensation Committee has determined that PRSUs granted in the future will vest over a three-year period.

     RSUs. Time-based restricted stock units, or RSUs, provide for the issuance of shares at a future date upon vesting of the RSUs. RSUs issued to executive officers and other employees have a four-year vesting period, with the RSUs vesting in four equal annual increments. The Committee adopted the use of RSUs to increase the retention value of Logitech’s equity incentives, to remain competitive, as RSUs are increasingly used by other high-technology companies, and to be less dilutive to shareholders than stock options.

     The Committee anticipates that performance-based awards such as stock options and PRSUs will represent the majority of equity incentive awards granted to executive officers in the future, with RSUs being a smaller portion, in order to prioritize pay-for-performance over retention.

Determination of long-term equity incentive awards

     The Compensation Committee is responsible for approving who should receive equity incentive awards, when the awards should be made, the exercise price per share and the number of shares or other rights to be granted. Long-term equity incentive awards may be granted only by the Compensation Committee or the full Board of Directors. The Compensation Committee regularly reports its activity, including approvals of grants, to the Board. We do not have any program, plan, or practice to select equity compensation (including stock option) grant dates in coordination with the release of material non-public information, nor do we time the release of information for the purpose of affecting value. We do not backdate options or grant options retroactively.

Long-term equity incentive awards granted in fiscal year 2010

     During fiscal year 2010 the number of shares subject to equity incentive awards granted to Logitech’s named executive officers was determined by the Compensation Committee based on the accrued and unrealized gains from past equity incentive grants, prior grant practices, peer group and broader industry survey data on annual and cumulative delivered value of grants to executive officers, anticipated compensation expense and shareholder dilution, and review of trends in equity incentive compensation design and practices among high technology companies. The Committee considered trends data as well as the relatively low accrued value of past grants in particular in adopting the use of RSUs for executive officers, including the named executive officers, in fiscal year 2010.

     Grants to Mr. Quindlen. Mr. Quindlen received a stock option grant for 100,000 shares on April 1, 2009 as part of his fiscal year 2010 annual compensation as CEO. Mr. Quindlen received a performance restricted stock unit grant for 40,000 shares, assuming 100% target performance, and a restricted stock unit grant for 20,000 shares, on June 29, 2009, as part of the annual stock focal process. Slightly less than half of Mr. Quindlen’s total target compensation in fiscal year 2010 was provided through long-term equity incentive awards. The total number of equity incentives granted to Mr. Quindlen was based upon the mix of compensation components, the Compensation Committee’s consideration of the accrued value of past grants to Mr. Quindlen, as well as the Compensation Committee’s estimate of Mr. Quindlen’s potential for future contributions to Logitech’s success.

     Grant to Mr. De Luca. Mr. De Luca received a stock option grant for 30,000 shares on April 1, 2009 as part of his fiscal year 2010 compensation as Chairman. Mr. De Luca did not receive a grant of PRSUs, RSUs or any other equity incentive grants during fiscal year 2010.

     Grants to Other Named Executive Officers. The equity incentive award grants made to all Logitech named executive officers during fiscal year 2010 are set out in the Grants of Plan-Based Awards in Fiscal Year 2010 table below. The value of long-term equity incentive awards in the form of stock options, PRSUs and RSUs granted during fiscal year 2010 was in aggregate below the peer group, based on March 2010 compensation review data.

Timing of grants

     Long-term equity incentive award grants to executive officers are typically and predominantly made at regularly scheduled, predetermined meetings of the Compensation Committee. These meeting are scheduled up to 18 months in advance and take place before the regularly scheduled, predetermined meetings of the full Board. On limited occasions, grants may be made at an interim meeting of the Compensation Committee or by consent, for the purpose of approving the hiring and compensation package for newly hired or promoted executives. The Committee approved a new hire grant to Erik Bardman, the Company’s Chief Financial Officer, by consent in October 2009. The timing of interim meetings or consents, if they occur, is based on the activity which generated the need for the meeting or the consent, not Logitech’s share price. In fiscal year 2010 grants were made to new hires and promoted employees below the executive officer level at regularly scheduled meetings of the Compensation Committee, by consent in October 2009, and by consent in December 2009, in connection with our acquisition of LifeSize.

Stock option exercise price

     The exercise price of a newly granted option (i.e., not an option assumed or granted in relation to an acquisition) is Logitech’s closing share price on Nasdaq on the date of grant, for options denominated in U.S. dollars, or the closing share price on the SIX Swiss Exchange on the date of grant, for options denominated in Swiss francs. Options granted to executive officers are typically denominated in U.S. dollars. The grant date may be the day of the Compensation Committee meeting or consent, or a subsequent date shortly after the date of the meeting or consent, but not a date prior to the date of the meeting or consent. The grant date is specified by the Compensation Committee at the time of its approval.

Stock option vesting

     Options granted to executive officers and employees vest 25% per year over four years, in equal increments on each annual anniversary of the original grant date or, in the case of grants made to newly-hired employees in connection with their hiring, the grants vest on each annual anniversary of the employee hire date.

Restricted stock unit vesting

     RSUs issued to executive officers and other employees have a four-year vesting period, with the RSUs vesting in four equal annual increments.

PRSU Performance Measure

     The performance measure for the performance-based restricted stock units granted in fiscal year 2009 and 2010 is the relative total shareholder return (“TSR”), expressed as a percentile rank, of Logitech shares against the TSR of companies included in the Nasdaq 100 Index. The Compensation Committee believes this measure is a key reflection of Logitech’s operational and financial performance, because it focuses on relative performance against other mid- to large-size technology companies.

     For purposes of the PRSUs, relative TSR reflects (i) the aggregate change in the 30-day average closing price of Logitech shares against the companies in the Nasdaq 100 Index, and (ii) the value (if any) returned to shareholders in the form of dividends or similar distributions, assumed to be reinvested in shares when paid, each at the beginning and the end of a two-year performance period.

Structure of the PRSUs

     The structure of the PRSUs is summarized in the table below:

Vested
percentage of
shares subject to
Percentile Rank of Logitech TSR against Nasdaq 100 Index TSR	PRSU
Below 40th Percentile Rank (threshold)	0%
40th Percentile Rank	50%
60th Percentile Rank (target)	100%
75th Percentile Rank and Above	200%

     If the minimum performance threshold of a 40th percentile rank of Logitech TSR against the Nasdaq 100 Index TSR over the two-year performance period is not met, no shares subject to the PRSUs will vest. For a percentile rank between the 40th and 60th percentiles, or between the 60th and 75th percentiles, the percent of shares subject to the PRSU that will vest will be determined by straight-line interpolation.

     The Compensation Committee set the minimum performance threshold, and the vested percentages against the corresponding TSR percentile ranks, based on the historical TSR of Logitech shares against the Nasdaq 100 Index.

OTHER COMPENSATION ELEMENTS

Other cash compensation

     The Compensation Committee may award discretionary bonuses in order to recognize outstanding individual performance, to assist in the retention of key talent, or for other reasons. Werner Heid, the Company’s Senior Vice President, Sales and Marketing, was awarded a discretionary award of $40,467 in fiscal year 2010 to enable him to purchase a value of Logitech shares equal to what he would have purchased under the Logitech Employee Share Purchase Plan for the February 1 - July 31, 2009 offering period but for his employment start date being after the offering start date.

Deferred compensation plan

     Executive officers based in the United States are also eligible to participate in the Logitech Inc. Deferred Compensation Plan and a predecessor plan, which is an unfunded and unsecured plan that allows employees of Logitech Inc., the Logitech subsidiary in the United States, who earn more than a threshold amount the opportunity to defer U.S. taxes on up to 80% of their base salary and up to 90% of their bonus or commission compensation. Under the plan, compensation may be deferred until termination or other specified dates chosen by the participants, and deferred amounts are credited with earnings based on investment benchmarks chosen by the participants. The earnings credited to the participants are intended to be funded solely by the plan investments. Logitech does not make contributions to this plan. Information regarding named executive officer participation in the Deferred Compensation Plan can be found in the Non-Qualified Deferred Compensation for Fiscal Year 2010 table and the accompanying narrative.

     Because the listed officers do not receive preferential or above-market rates of return under the deferred compensation plan, earnings under the plan are not included in the Summary Compensation table, but are included in the Non-Qualified Deferred Compensation table.

Severance and related benefits

     All executive officers are eligible to receive benefits under certain conditions in accordance with Logitech’s Change of Control Severance Agreement (the “Change of Control Agreement”), as described in the section “Potential Payments Upon Termination or Change in Control.”

     The purpose of the Change of Control Agreements is to support retention in the event of a prospective change of control. Should a change of control occur, benefits will be paid after a “double trigger” event - meaning that there has been both a change of control, and the executive is terminated without cause or resigns for good reason within 12 months thereafter - as described in “Potential Payments Upon Termination or Change in Control.” Other than in the case of the Change of Control Agreement for Mr. Quindlen, benefits are capped at the amounts prescribed under Sections 280G and 4999 of the U.S. Tax Code and Logitech does not provide payments to reimburse its executive officers for additional taxes incurred (also known as “gross-ups”) in connection with a change of control.

     The Change of Control Agreement with Mr. Quindlen provides a tax gross-up to reimburse him for any additional taxes incurred under Section 280G of the U.S. Tax Code in connection with a change of control. This additional benefit was provided to Mr. Quindlen to be competitive with terms for other CEOs at the time the agreement was approved.

     In addition, under Mr. Quindlen’s employment agreement and Mr. Heid’s offer letter, if their employment is involuntarily terminated without cause they are entitled to their base salary and target bonus as described in “Potential Payments Upon Termination or Change in Control.” The term in Mr. Quindlen’s agreement is intended to provide consideration for his service to Logitech and the potential length of time until subsequent employment is secured if he is involuntarily terminated without cause. The term in Mr. Heid’s offer letter was the result of negotiations of the terms of his employment when he joined Logitech.

     The PRSU and RSU award agreements for named executive officers other than Tom Fergoda provide for the acceleration of vesting of the RSUs and PRSUs subject to the award agreements under the same circumstances and conditions as under the Change of Control Agreements; namely, if the named executive officer is subject to an involuntary termination within 12 months after a change of control because his or her employment is terminated without cause or the executive resigns for good reason. In the event of such an involuntary termination:
  All shares subject to the RSUs will vest.

  100% of the shares subject to the PRSUs will vest if the change of control occurs within 1 year after the grant date of the PRSUs. If the change of control occurs more than 1 year after the grant date of the PRSUs, the number of shares subject to the PRSU that will vest will be determined by applying the performance criteria under the PRSUs as if the performance period had ended on the date of the change of control.
     To determine the level of benefits to be provided under each change of control agreement and other agreements, the Committee considered the circumstances of each type of severance, the impact on shareholders, and market practices.

     On June 8, 2010, after the end of fiscal year 2010, we entered into a resignation and severance agreement with David Henry in connection with his resignation from the Company, which is expected to be effective October 1, 2010 or within 60 days thereafter. Under the agreement, subject to Mr. Henry’s execution of a general release of claims, and that release becoming irrevocable, Mr. Henry will be entitled to receive on his resignation a lump-sum payment of $460,000, a pro-rated half-year bonus up to $149,500, outplacement services in an amount of up to $15,000, health insurance coverage premium payments for a period of up to one year, and, if the effective date of his resignation is October 1, 2010 or later, he will be entitled to receive an additional lump-sum payment of $508,000, in all cases less applicable withholdings.

     The terms of the agreement with Mr. Henry are a result of individual negotiations with him in consideration for his service to Logitech, to incent him to remain with Logitech to lead the marketing department for a reasonable period until his successor is found, and as consideration for the potential length of time until subsequent employment is secured. No amounts are payable to Mr. Henry if he is terminated for cause.

     After the end of fiscal year 2010, we entered into a severance agreement effective July 1, 2010 with Tom Fergoda in connection with his resignation from the Company. Under the agreement, subject to Mr. Fergoda’s execution of a general release of claims, and that release becoming irrevocable, Mr. Fergoda will be entitled to receive the equivalent of two months’ of his fiscal year 2010 salary in a lump sum, and continuation of health insurance coverage premiums for two months.

Perquisites

     Logitech’s executive officer benefit programs are substantially the same as for all other eligible employees. Mr. Quindlen was provided with personal tax preparation services in fiscal year 2010. Expenses related to these services are imputed as income to Mr. Quindlen and the additional tax liabilities are paid by Logitech as a gross-up payment. The aggregate amounts of these services plus the gross-up payment are reflected in the Summary Compensation Table below under the heading “All Other Compensation.”

Other Benefits

     Logitech’s executive officers are eligible to receive the same benefits as all other employees, including the following:
  Company contributions to defined contribution retirement programs, such as the Logitech Inc. 401(k).

  Health, welfare and life insurance benefits.

  Opportunity for participation in the Logitech Employee Share Purchase Plans.

OTHER COMPENSATION POLICIES

Derivatives

     We do not permit any Company insiders, including officers and directors, to trade in puts, calls, warrants or other derivative Logitech securities traded on an exchange or in any other organized securities market.

Recovery of compensation for restatements and misconduct

     In June 2010 the Compensation Committee adopted a policy regarding the recovery of compensation paid to an executive officer or the principal accounting officer of the Company. Under the terms of the policy we may recover bonus amounts, equity awards or other incentive compensation awarded or paid within the prior three years to a covered officer if the Compensation Committee determines the compensation was based on any performance goals that were met or exceeded as a result, in whole or in part, of the officer’s fraud or misconduct, or the officer knew at the time of the existence of fraud or misconduct that resulted in performance goals being met or exceeded, and a lower amount would otherwise have been awarded or paid to the officer. In addition, under the policy Logitech may recover gains realized on the exercise of stock options or on the sale of vested shares by an executive officer or the principal accounting officer if, within three years after the date of the gains or sales, Logitech discloses the need for a significant financial restatement, other than a financial restatement solely because of revisions to US GAAP, and the Compensation Committee determines that the officer’s fraud or misconduct caused or partially caused the need for the restatement, or the covered officer knew at the time of the existence of fraud or misconduct that resulted in the need for such restatement.

     In addition, our 2006 Stock Incentive Plan and our Management Performance Bonus Plan provide that awards under the plans are suspended or forfeited if the plan participant, whether or not an executive officer:
  has committed an act of embezzlement, fraud or breach of fiduciary duty;

  makes an unauthorized disclosure of any Logitech trade secret or confidential information; or

  induces any customer to breach a contract with Logitech.
     Any decision to suspend or cause a forfeiture of any award held by an executive officer under the 2006 Stock Incentive Plan or the Management Performance Bonus Plan is subject to the approval of the Board of Directors.

Additional tax considerations

U.S. Tax Code Section 162(m)

     We are limited by Section 162(m) of the U.S. Tax Code to a deduction for U.S. federal income tax purposes of up to $1,000,000 of compensation paid to our CEO and any of our three most highly compensated executive officers, other than our Chief Financial Officer, in a taxable year. Compensation above $1,000,000 may be deducted if, by meeting certain technical requirements, it can be classified as “performance-based compensation.” The Compensation Committee considers the implications of Section 162(m) of the U.S. Tax Code in setting and determining executive officer long-term equity incentive award grants and in setting short-term cash incentive award compensation.

     The Logitech International S.A. 2006 Stock Incentive Plan approved by our shareholders in 2006 permits certain grants of awards under that plan to qualify as “performance-based compensation.” Bonuses paid to executives under the Logitech Management Performance Bonus Plan may similarly qualify under Section 162(m). However, the bonuses earned in fiscal year 2010 did not qualify under Section 162(m) because the general economic uncertainty led to a delay in setting performance targets. Although the Compensation Committee uses the requirements of Section 162(m) as a guideline, deductibility is not the sole factor it considers in assessing the appropriate levels and types of executive compensation and it will elect to forego deductibility when the Committee believes it to be in the best interests of the Company and its shareholders.

     In addition to considering the tax consequences, the Compensation Committee considers the accounting consequences, including the impact of the Financial Accounting Standard Board’s Accounting Standards Codification Section 718, on its decisions in determining the forms of different equity awards.

COMPENSATION BELOW THE EXECUTIVE LEVEL

     Similar to Logitech’s executive compensation programs, Logitech’s compensation for its employees below the level of executive officer have been designed to attract, retain and motivate the skilled employees that are essential to Logitech’s success. However, one essential difference between compensation of executives and for employees below the executive level is that, for employees below the executive level, short-term incentives in the form of cash bonuses or profit sharing and long-term equity incentive awards comprise a smaller portion of the employee’s total target compensation. This means there is less total compensation at risk for non-executive employees based on the Company’s performance, while also meaning, similarly, that there is less potential for increased compensation from superior Company performance.

Components – Non-Executive Compensation

     The key components of Logitech’s compensation for employees below the executive level are as follows:

          Base salary. Base salary is set to reward employees’ current contributions to Logitech and compensate them for their expected day-to-day performance.

           Short-term cash incentives. Logitech has a bonus program for employees at the director level or above, a profit-sharing program for employees below the director level, and, for sales personnel, sales commission plans. All professional staff other than sales personnel participate in the bonus program or the profit sharing program. The potential target compensation from the bonus and profit sharing programs is established as a percentage of the employee’s annual base salary. The potential target compensation for sales personnel under sales commission plans is set on the basis of their sales quotas.

           Long-term equity incentive awards. Approximately one-third of the Company’s professional staff receive long-term equity incentive awards, in the form of stock options and, more recently for eligible employees at the level of director or above, restricted stock units, which represent the right to receive Logitech shares upon the vesting of the units. In addition, all full-time professional staff are eligible to participate in the Company’s employee share purchase plans, which allow eligible employees to purchase Logitech shares at a 15% discount from the market price of Logitech’s shares at the beginning or end of each six-month offering period.

           Health and welfare, and other local benefits. Health and welfare and other local benefits are offered to employees based on the market practices and local law requirements of the various jurisdictions in which employees are based. In a limited number of jurisdictions we offer defined benefit or defined contribution pension plans or required severance benefits for employees.

Compensation Philosophy – Non-Executive Compensation

     The key features of Logitech’s compensation philosophy for employees below the executive level are as follows:
  Base salary should be at approximately the median for comparable companies in the industry and in the region where the employee is based.

  The total level of compensation at risk for employees below the executive level should increase with the level of the employee, to reflect the relative impact of the employee on the Company’s performance.

  High-performing employees should receive significantly higher potential compensation in the form of equity incentive awards in order to help retain and motivate these employees.

  Other than for the compensation of employees in the Company’s sales organization, the performance measures under the Company’s short-term incentives in the form of cash bonuses, profit sharing, or long-term equity incentive awards, should be based on the performance of the entire Logitech group, or the performance of the Logitech group plus the performance of the employee’s department or unit, rather than on the performance of the individual employee. This is primarily to encourage collaboration among the Company’s employees.

  For employees in the Company’s sales organization, compensation should include commissions based on the employee’s sales performance against sales quotas or targets. Approximately 30% to 40% of a salesperson’s total target compensation is based on commissions. The Company believes this direct linking of salesperson compensation to individual performance helps drive sales performance and reflects competitive market practice.

  Equity incentive compensation is an important component of employee compensation. This reflects market practice, especially in California’s Silicon Valley, where the Company has a significant presence, but the Company also believes that equity incentive compensation is a key differentiator in attracting and retaining employees in employment markets outside of the United States where, historically, equity incentive compensation was not or is not common.
     Compensation for employees below the executive level is established based on guidelines developed by the Company’s compensation & benefits department, market practices, and assessment of individual performance and potential for future contribution to Logitech by the employee’s manager and the Company’s human resources department. The Compensation Committee of the Board provides oversight of compensation below the executive level, reviews and approves the yearly short-term incentive program design and performance measures, reviews and approves the yearly long-term equity incentive award budget, and reviews and approves individual long-term equity incentive award grants.

Compensation Risks Assessment

     The Compensation Committee conducted a review, with the assistance of Fred W. Cook & Co., Inc., the Committee’s independent compensation consultant, of Logitech’s compensation programs in March 2010 to assess the risks associated with their design. The Committee reviewed in particular the following compensation programs and associated practices:
  2006 Stock Incentive Plan.

  Management Performance Bonus Plan.

  Profit Sharing Plan.

  Sales commissions plans.

  Change of Control Severance Agreements in place with executive officers.
     The review included a consideration of Logitech’s enterprise risk areas developed as part of its enterprise risk management process, compensation risk areas associated with Logitech’s current compensation programs, and risk controls. Based on this review, we have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

REPORT OF THE COMPENSATION COMMITTEE

     The Logitech Compensation Committee, which is composed solely of independent members of the Logitech Board of Directors, assists the Board in fulfilling its responsibilities with regard to compensation matters. The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this Compensation Report with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Logitech’s 2010 Invitation and Proxy Statement and Annual Report.

Compensation Committee

MATTHEW BOUSQUETTE, Chairman
KEE-LOCK CHUA
RICHARD LAUBE
ROBERT MALCOLM

SUMMARY COMPENSATION TABLE

     The following table provides information regarding the compensation and benefits earned during fiscal years 2010, 2009 and 2008 by our named executive officers. For more information, please refer to “Compensation Disclosure and Analysis,” as well as “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.”

								Changes in
							Non-equity	Nonqualified
							Incentive Plan	Deferred	All Other
					Stock	Option	Compensation	Compensation	Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)		Awards($)(1)	Awards ($)(1)	($)(2)	Earnings($)	($)(3)	Total ($)
Gerald Quindlen	FY10	787,500			1,007,600	394,000	1,299,000	—	26,498	3,514,598
President and Chief	FY09	787,500	—		697,500	1,151,000	—	—	9,626	2,645,626
Executive Officer	FY08	516,154	—		—	3,999,000	518,215	—	8,697	5,042,066
Erik Bardman	FY10	184,615	—		—	620,000	162,000	—	3,257	969,872
Sr. Vice President,
Finance and
Chief Financial Officer
Guerrino De Luca	FY10	550,000	—		—	118,200	907,000	—	12,168	1,587,368
Chairman of	FY09	550,000	—		—	223,200	—	—	18,128	791,328
the Board	FY08	719,231	—		—	950,000	754,074	—	42,178	2,465,483
Tom Fergoda	FY10	224,425	10,000		14,020	109,200	148,343	—	10,328	516,316
Former Controller,
Acting Principal
Financial Officer
Mark J. Hawkins	FY10	44,231	—		—	—	—	—	481	44,712
Former Sr. Vice	FY09	460,000	—		279,000	272,400	145,314	—	8,559	1,165,273
President, Finance	FY08	430,000	150,000		—	541,800	311,552	—	8,346	1,441,698
and Information
Technology, and
Chief Financial Officer
Werner Heid	FY10	550,000	40,467	(4)	362,520	450,450	607,000	—	9,648	2,020,085
Sr. Vice President,
Sales and Marketing
David Henry	FY10	460,000	—		362,520	354,900	494,000	—	9,151	1,680,571
Sr. Vice President,	FY09	460,000	—		348,750	503,300	134,136	—	9,201	1,455,387
Customer Experience	FY08	440,000	—		—	926,500	294,275	—	9,595	1,670,370
and Chief Marketing
Officer
Junien Labrousse	FY10	680,000	—		545,860	491,400	680,000	—	12,271	2,409,532
Executive Vice-	FY09	680,000	—		523,125	754,950	222,333	—	10,415	2,190,823
President, Products	FY08	660,000	—		—	1,781,500	469,534	—	11,048	2,922,082

____________________

(1)	Under SEC rules, the values reported in the “Stock Awards” and “Option Awards” columns reflected the aggregate grant date fair value of grants of stock options and stock awards to each of the listed officers in the fiscal years shown. The key assumptions and methodology of valuation of stock options and stock awards are presented in Note 13 to the Consolidated Financial Statements included in Logitech’s Annual Report to Shareholders and Annual Report on Form 10-K for fiscal year 2010 filed with the SEC on May 27, 2010.

For FY10: Assuming the highest level of performance is achieved under the applicable performance criteria, the maximum possible value of the performance-based restricted stock unit awards allocated to our named executive officers in FY10, using the market value of our shares on the date of grant of the PRSUs, is: (a) in the case of Mr. Quindlen; $1,121,600; (b) in the case of Mr. Heid, $364,520; (c) in the case of Mr. Henry, $364,520; and (d) in the case of Mr. Labrousse, $560,800.

For FY09: Assuming the highest level of performance is achieved under the applicable performance criteria, the maximum possible value of the performance-based restricted stock unit awards allocated to our named executive officers in FY09, using the market value of our shares on the date of grant of the PRSUs, is: (a) in the case of Mr. Quindlen; $1,129,500; (b) in the case of Mr. Henry, $564,750; and (c) in the case of Mr. Labrousse, $847,125.

(2)	Reflects amounts earned under the Logitech Management Performance Bonus Plan, and a predecessor plan. In Fiscal Year 2009 Mr. De Luca and Mr. Quindlen declined bonus payments of $222,750 and $318,937, respectively, they each had otherwise earned and were entitled to under the terms of their fiscal year 2009 bonus program.

(3)	Details regarding the various amounts included in this column are provided in the following table entitled “All Other Compensation.”

(4)	The Compensation Committee approved the payment of this bonus to Mr. Heid to enable him to purchase a value of Logitech shares equal to what he would have purchased under the Logitech Employee Share Purchase Plan for the February 1 - July 31, 2009 offering period but for his employment start date being after the offering start date.

All Other Compensation Table

						Premium for
			Tax		Group	Deferred
		Car and	Preparation		Term Life	Compensation
		Driver	Services	401(k) Plan	Insurance	Insurance
Name	Year	($)(1)	($)(2)	($)(3)	($)	($)(4)	Total ($)
Gerald Quindlen	FY10	—	19,563	2,726	4,209	—	26,498
	FY09	—	3,954	2,594	3,078	—	9,626
	FY08	—	—	6,929	1,768	—	8,697
Erik Bardman	FY10			2,841	415	—	3,257
Guerrino De Luca	FY10	—	—	6,750	5,418	—	12,168
	FY09	5,906	—	6,804	5,418	—	18,128
	FY08	28,348	—	6,665	7,165	—	42,178
Tom Fergoda	FY10	—	—	6,496	3,832	—	10,328
Mark J. Hawkins	FY10	—	—	250	231	—	481
	FY09	—	—	6,804	1,755	—	8,559
	FY08	—	—	6,888	1,458	—	8,346
Werner Heid	FY10	—	—	6,750	2,898	—	9,648
David Henry	FY10	—	—	6,750	2,401	—	9,151
	FY09	—	—	6,804	2,397	—	9,201
	FY08	—	—	7,304	2,291	—	9,595
Junien Labrousse	FY10	—	—	6,750	3,616	1,906	12,271
	FY09	—	—	6,804	3,611	—	10,415
	FY08	—	—	8,481	2,567	—	11,048
____________________

(1)	Represents the cost to Logitech of $3,795 and $15,224 in fiscal years 2009 and 2008, respectively, related to Mr. De Luca’s occasional use of a company car and driver to and from work, and tax gross-up payments of $2,111 and $12,824, respectively, relating to the income imputed to Mr. De Luca as a result.

(2)	Represents the cost to Logitech of $12,925 and $2,625 in fiscal years 2010 and 2009, respectively, related to these services, and tax gross-up payments, of $6,638 and $1,329, respectively, relating to the income imputed to Mr. Quindlen as a result.

(3)	Represents 401(k) savings plan matching contributions, which are available to all of our regular employees who are on our U.S. payroll.

(4)	Represents imputed income to Mr. Labrousse from an insurance policy held to fund, in part, the Logitech Inc. Deferred Compensation Plan.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2010

     The following table sets forth certain information regarding grants of plan-based awards to each of our named executive officers during fiscal year 2010. For more information, please refer to “Compensation Disclosure and Analysis.”

											All Other
											Stock
											Awards:
				Estimated Possible Payouts				Estimated Future Payouts			Number	Number of	Exercise	Grant
				Under Non-Equity Incentive				Under Equity Incentive			of Shares	Securities	Price of	Date
				Plan Awards(1)				Plan Awards(3)			of Stock	Underlying	Option	Fair
		Grant Date	Approval	Threshold	Target	Maximum	Actual	Threshold	Target	Maximum	or Units(4)	Options	Awards	Value
Name	Type	(MM/DD/YY)	Date	($)	($)	($)	($)(2)	(#)	(#)	(#)	(#)	(#)(5)	($/Share)	($)(6)
Gerald Quindlen	Option	04/01/09	03/31/09	—	—	—	—	—	—	—	—	100,000	10.64	394,000
	PRSU	06/29/09	06/23/09	—	—	—	—	20,000	40,000	80,000	—	—	—	727,200
	RSU	06/29/09	06/23/09	—	—	—	—	—	—	—	20,000	—	—	280,400
	FY 10
	Bonus	N/A	N/A	430,664	787,500	2,116,406	1,299,000
Erik Bardman	Option	10/23/09	10/22/09	—	—	—	—	—	—	—	—	100,000	18.76	620,000
	2H Bonus	N/A	N/A	73,500	120,000	285,000	162,000
Guerrino De Luca	Option	04/01/09	03/31/09	—	—	—	—	—	—	—	—	30,000	10.64	118,200
	FY 10
	Bonus	N/A	N/A	300,781	550,000	1,478,125	907,000
Tom Fergoda	Option	06/29/09	06/22/09	—	—	—	—					20,000	14.02	109,200
	RSU	06/29/09	06/23/09	—	—	—	—				1,000	—	—	14,020
	1H Bonus	N/A	N/A	21,601	44,885	134,655	92,951
	2H Bonus	N/A	N/A	27,492	44,885	106,602	56,092
Mark J. Hawkins	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Werner Heid	Option	06/29/09	06/22/09	—	—	—	—	—	—	—	—	65,000	14.02	354,900
	PRSU	06/29/09	06/22/09	—	—	—	—	6,500	13,000	26,000	—	—	—	236,340
	RSU	06/29/09	06/22/09	—	—	—	—	—	—	—	9,000	—	—	126,180
	Option	09/01/09	09/01/09	—	—	—	—	—	—	—	—	17,500	17.44	95,550
	1H Bonus	N/A	N/A	129,938	206,250	618,750	325,000
	2H Bonus	N/A	N/A	145,664	206,250	489,844	282,000
David Henry	Option	06/29/09	06/22/09	—	—	—	—	—	—	—	—	65,000	14.02	354,900
	PRSU	06/29/09	06/22/09	—	—	—	—	6,500	13,000	26,000	—	—	—	236,340
	RSU	06/29/09	06/22/09	—	—	—	—	—	—	—	9,000	—	—	126,180
	1H Bonus	N/A	N/A	71,947	149,500	448,500	307,000
	2H Bonus	N/A	N/A	91,569	149,500	355,063	187,000
Junien Labrousse	Option	06/29/09	06/22/09	—	—	—	—	—	—	—	—	90,000	14.02	491,400
	PRSU	06/29/09	06/22/09	—	—	—	—	10,000	20,000	40,000	—	—	—	363,600
	RSU	06/29/09	06/22/09	—	—	—	—	—	—	—	13,000	—	—	182,260
	1H Bonus	N/A	N/A	143,514	227,800	683,400	359,000
	2H Bonus	N/A	N/A	160,884	227,800	541,025	321,000
____________________

(1)	The amounts in these columns reflect possible payouts with respect to each applicable performance period under the fiscal year 2010 bonus programs under the Bonus Plan.

(2)	The amounts in this column reflect actual payouts with respect to each applicable performance period under the fiscal year 2010 bonus programs under the Bonus Plan. The actual payout amounts are reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table for fiscal year 2010.

(3)	Represents performance-based restricted stock units. All shares subject to the PRSUs are unvested. The actual amount, if any, of shares that will vest under the PRSUs will not be known until the end of the two-year performance period on June 29, 2011.

(4)	Represents time-based restricted stock units that vest at a rate of 25% per year over four years, on each yearly anniversary of the grant date.

(5)	Represents stock options with an exercise price equal to the fair market value of Logitech shares on the grant date. These options vest and become exercisable at a rate of 25% per year over four years, on each yearly anniversary of the grant date.

(6)	Amounts in this column represent the grant date fair value of stock options, performance-based restricted stock units and time-based restricted stock units calculated in accordance with FASB ASC Topic 718 but does not include a reduction for forfeitures. For option awards, that number is calculated by multiplying the Black-Scholes value by the number of options awarded. For performance-based restricted stock units, that number is calculated by multiplying the value determined using the Monte Carlo method by the target number of units awarded. For time-based restricted stock units, that number is equal to the closing price of Logitech shares on the grant date multiplied by the number of units awarded. The key assumptions for the valuation of the options and performance restricted stock units are presented in Note 13 to the Consolidated Financial Statements included in Logitech’s Annual Report to Shareholders and Annual Report on Form 10-K for fiscal year 2010 filed with the SEC on May 27, 2010.

NARRATIVE DISCLOSURE TO SUMMARY COMPENSATION TABLE AND GRANTS OF PLAN-BASED AWARDS TABLE

Employment Agreements and Offer Letters

     We have entered into employment agreements or offer letters with each of our named executive officers other than Tom Fergoda. The employment agreements and offer letters generally provide that the compensation of the named executive officer is subject to the sole discretion of the Compensation Committee or the Board of Directors. The compensation earned by the named executive officers in fiscal year 2010 was not the result of any terms of their employment agreements or offer letters, except that Werner Heid received an additional option grant for 17,500 options for Logitech shares on September 1, 2009 as a negotiated term of his offer letter when he joined Logitech.

Performance-Based Vesting Conditions

     Please refer to “Compensation Disclosure and Analysis—Elements of Compensation / Executive Compensation Practices—Short-term cash incentive awards” for a discussion of the performance measures applicable to the Bonus Plan during fiscal year 2010. In addition, please refer to “Compensation Disclosure and Analysis—Elements of Compensation / Executive Compensation Practices—Long-term equity incentive awards—Structure of the PRSUs” for a discussion of performance measures under the performance-based restricted stock units granted to named executive officers during fiscal year 2010.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

     The following table sets forth certain information regarding outstanding equity awards for each of our named executive officers as of March 31, 2010. This table includes unexercised and unvested stock options and unvested performance-based restricted stock units.

     Certain of the options as granted to Mr. De Luca have exercise prices denominated in Swiss Francs. The U.S. Dollar exercise prices shown in the table below for such options are based on the closing Swiss Franc to U.S. Dollar conversion rate on the trading day immediately preceding the grant date. The U.S. Dollar exercise price for such options as of March 31, 2010, the last day of Logitech’s fiscal year 2010, are presented in the footnotes to the table based on a Swiss Franc to U.S. Dollar exchange rate on March 31, 2010 of 1.0642 to 1.

		Option Awards					Stock Awards
		Number of	Number of				Number of
		Securities	Securities				Shares or
		Underlying	Underlying				Units of		Market Value of
		Unexercised	Unexercised			Option	Stock That		Shares or Units of
	Grant Date	Options	Options	Option Exercise		Expiration Date	Have Not		Stock That Have
Name	(MM/DD/YY)	Exercisable (#)	Unexercisable(#)(1)	Price/Share ($)		(MM/DD/YY)	Vested (#)		Not Vested ($)(2)
Gerald Quindlen	11/02/05	200,000	—	20.25		10/17/15	—		—
	10/02/06	45,000	15,000	21.61		10/02/16	—		—
	10/02/07	50,000	50,000	30.09		10/02/17	—		—
	10/19/07	150,000	150,000	34.39		10/19/17	—		—
	04/01/08	25,000	75,000	26.67		04/01/18	—		—
	10/01/08	—	—	—		—	25,000	(3)	408,500
	12/12/08	25,000	75,000	13.48		12/12/18	—		—
	04/01/09	—	100,000	10.64		04/01/19	—		—
	06/29/09	—	—	—		—	20,000	(4)	326,800
	06/29/09	—	—	—		—	40,000	(5)	653,600
	Total	495,000	465,000				85,000		1,388,900
Erik Bardman	10/23/09	—	100,000	18.76		10/23/19	—		—
	Total	—	100,000
Guerrino De Luca	10/18/00	133,524	—	5.94	(6)	10/18/10	—		—
	09/24/01	70,538	—	5.11	(7)	04/01/12	—		—
	10/16/02	400,000	—	6.84	(8)	04/16/13	—		—
	04/08/04	200,000	—	11.91	(9)	04/08/14	—		—
	04/01/05	200,000	—	15.51	(10)	04/01/15	—		—
	04/01/06	75,000	25,000	20.05		04/01/16	—		—
	04/02/07	25,000	25,000	27.95		04/02/17	—		—
	04/01/08	3,750	11,250	26.67		04/01/18	—		—
	04/01/09	—	15,000	10.64		04/01/19	—		—
	Total	1,107,812	76,250				—		—
Tom Fergoda	06/15/06	22,500	7,500	19.30		06/15/16	—		—
	10/02/07	7,500	7,500	30.09		10/02/17	—		—
	10/01/08	5,000	15,000	22.59		10/01/18	—		—
	06/29/09	—	20,000	14.02		06/29/19
	06/29/09	—	—	—		—	1,000	(4)	16,340
	Total	35,000	50,000				1,000		16,340
Mark Hawkins	—	—	—	—		—	—		—
Werner Heid	03/06/09	37,500	112,500	8.01		03/06/19	—		—
	06/29/09	—	65,000	14.02		06/29/19	—		—
	06/29/09	—	—	—		—	9,000	(4)	147,060
	06/29/09	—	—	—		—	13,000	(5)	212,420
	09/01/09	—	17,500	17.44		09/01/19	—		—
	Total	37,500	195,000				22,000		359,480

		Option Awards				Stock Awards
		Number of	Number of			Number of
		Securities	Securities			Shares or
		Underlying	Underlying			Units of		Market Value of
		Unexercised	Unexercised		Option	Stock That		Shares or Units of
	Grant Date	Options	Options	Option Exercise	Expiration Date	Have Not		Stock That Have
Name	(MM/DD/YY)	Exercisable (#)	Unexercisable(#)(1)	Price/Share ($)	(MM/DD/YY)	Vested (#)		Not Vested ($)(2)
David Henry	09/12/03	85,000	—	7.76	04/01/14	—		—
	07/12/04	160,000	—	11.44	07/12/14	—		—
	09/26/05	100,000	—	20.25	09/26/15	—		—
	10/02/06	37,500	12,500	21.61	10/02/16	—		—
	04/02/07	25,000	25,000	27.95	04/02/17	—		—
	10/02/07	25,000	25,000	30.09	10/02/17	—		—
	10/01/08	12,500	37,500	22.59	10/01/18	—		—
	10/01/08	—	—	—	—	12,500	(3)	204,250
	12/12/08	10,000	30,000	13.48	12/12/18	—		—
	06/29/09	—	65,000	14.02	06/29/19	—		—
	06/29/09	—	—	—	—	9,000	(4)	147,060
	06/29/09	—	—	—	—	13,000	(5)	212,420
	Total	455,000	195,000			34,500		563,730
Junien Labrousse	09/12/03	100,000	—	7.76	04/01/14	—		—
	07/12/04	160,000	—	11.44	07/12/14	—		—
	09/26/05	100,000	—	20.25	09/26/15	—		—
	10/02/06	37,500	12,500	21.61	10/02/16	—		—
	04/02/07	70,000	70,000	27.95	04/02/17	—		—
	10/02/07	25,000	25,000	30.09	10/02/17	—		—
	10/01/08	18,750	56,250	22.59	10/01/18	—		—
	10/01/08	—	—	—	—	18,750	(3)	306,375
	12/12/08	15,000	45,000	13.48	12/12/18	—		—
	06/29/09	—	90,000	14.02	06/29/19	—		—
	06/29/09	—	—	—	—	13,000	(4)	212,420
	06/29/09	—	—	—	—	20,000	(5)	326,800
	Total	526,250	298,750			51,750		845,595
____________________

(1)	Unless otherwise indicated, the remaining shares subject to these options vest and become exercisable at a rate of 25% per year over four years from the grant date, on each yearly anniversary of the grant date.

(2)	The market value of unvested RSUs and PRSUs is calculated by multiplying the number of unvested RSUs and PRSUs held by the applicable named executive officer by the closing price of our shares on March 31, 2010, which was $16.34. PRSUs are shown at their target amount. The actual conversion of PRSUs into Logitech shares following the conclusion of the performance period (24 months following the grant date) will range between 50% and 200% of that target amount, depending upon Logitech’s TSR performance versus the TSR benchmark over the applicable two-year performance period.

(3)	These are performance-based restricted stock units. All shares subject to the PRSUs are unvested. The actual amount, if any, of shares that will vest under the PRSUs will not be known until the end of the two-year performance period on September 30, 2010. Amounts in the table assume the shares will vest at 100% of the target.

(4)	These are time-based restricted stock units. The remaining shares subject to these RSU vest at a rate of 25% per year over four years from the grant date, on each yearly anniversary of the grant date.

(5)	These are performance-based restricted stock units. All shares subject to the PRSUs are unvested. The actual amount, if any, of shares that will vest under the PRSUs will not be known until the end of the two-year performance period on June 29, 2011. Amounts in the table assume the shares will vest at 100% of the target.

(6)	The exercise price of the option as granted (as split-adjusted) is 10.50 Swiss Francs per share. The U.S. Dollar exercise price as of March 31, 2010 is $9.87 per share.

(7)	The exercise price of the option as granted (as split-adjusted) is 8.15 Swiss Francs per share. The U.S. Dollar exercise price as of March 31, 2010 is $7.66 per share.

(8)	The exercise price of the option as granted (as split-adjusted) is 10.25 Swiss Francs per share. The U.S. Dollar exercise price as of March 31, 2010 is $9.63 per share.

(9)	The exercise price of the option as granted (as split-adjusted) is 15.21 Swiss Francs per share. The U.S. Dollar exercise price as of March 31, 2010 is $14.29 per share.

(10)	The exercise price of the option as granted (as split-adjusted) is 18.55 Swiss Francs per share. The U.S. Dollar exercise price as of March 31, 2010 is $17.43 per share.

OPTION EXERCISES AND STOCK VESTED FOR FISCAL YEAR 2010

     The following table sets forth the number of shares acquired and the value realized upon exercise of stock options during fiscal year 2010 by each of our named executive officers. No performance-based or time-based restricted stock units vested during fiscal year 2010.

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on	Value Realized on
Name	Exercise (#)	Exercise ($)(1)	Vesting (#)	Vesting ($)
Gerald Quindlen	—	—	—	—
Erik Bardman	—	—	—	—
Guerrino De Luca	250,000	1,711,453	—	—
Tom Fergoda	—	—	—	—
Mark J. Hawkins	—	—	—	—
Werner Heid	—	—	—	—
David Henry	104,548	931,440	—	—
Junien Labrousse	—	—	—	—
____________________

(1)	The value realized equals the difference between the option exercise price and the fair market value of Logitech shares on the date of exercise, multiplied by the number of shares for which the option was exercised.

Pension Benefits for Fiscal Year 2010

     None of our executive officers are beneficiaries under any retirement plan benefits maintained by Logitech. For additional information regarding other benefits provided upon retirement of Logitech executive officers, please refer to “Potential Payments Upon Termination or Change in Control.”

NON-QUALIFIED DEFERRED COMPENSATION FOR FISCAL YEAR 2010

     The following table sets forth information regarding the participation by our named executive officers in the Logitech Inc. Deferred Compensation Plan during fiscal year 2010 and at fiscal year-end.

	Executive	Logitech	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in	Withdrawals/	Balance at Last
	Last Fiscal Year	Last Fiscal Year	Last Fiscal	Distributions	Fiscal Year End
Name	($)(1)	($)	Year ($)(2)	($)	($)
Gerald Quindlen	—	—	—	—	—
Erik Bardman	—	—	—	—	—
Guerrino De Luca	—	—	—	—	—
Tom Fergoda	—	—	—	—	—
Mark J. Hawkins	—	—	21,431	79,371	—
David Henry	—	—	—	—	—
Junien Labrousse	439,250	—	488,820	—	1,787,840
____________________

(1)	Amounts included in the Summary Compensation table in the “Salary” and “Non-Equity Incentive Plan Compensation” columns. All contributions were made under the Logitech Inc. Deferred Compensation Plan.

(2)	These amounts are not included in the Summary Compensation Table because plan earnings were not preferential or above market.

NARRATIVE DISCLOSURE TO NON-QUALIFIED DEFERRED COMPENSATION TABLE

     The Logitech Inc. Deferred Compensation Plan effective January 1, 2009 allows the participating executive officers and other eligible employees to defer up to 80% of their annual base salary and up to 90% of annual cash bonuses or commissions.

     Upon enrollment, participants select from a number of investment benchmarks selected by Logitech Inc.’s Deferred Compensation Committee for this purpose, and the participant’s account is periodically credited with an amount equal to the investment performance of the benchmark. Investment benchmarks may be changed by a participant no more than once each month.

     Participants can elect upon enrollment to receive one lump-sum distribution per year beginning in the third year of plan participation. Although pre-retirement distributions can subsequently be postponed (subject to conditions) or canceled, participants cannot elect any additional pre-retirement distributions after initial enrollment, except in limited circumstances.

     Distributions are generally payable to participants upon termination of employment in a lump sum or, in the case of retirement, disability or death, in a series of annual payments of up to 10 years, as elected by the participants, subject to any requirements of Section 409A of the U.S. Tax Code.

     The Deferred Compensation Plan is the successor to an earlier plan that provided substantially similar benefits.

PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

     We have entered into agreements that provide for payments under certain circumstances in the event of termination of employment of our executive officers. These agreements include:
  Change of control severance agreements, under which the executive officers may receive certain benefits if they are subject to an involuntary termination within 12 months after a “change of control” because his or her employment is terminated without cause or the executive resigns for good reason.

  PRSU and RSU award agreements, that provide for the accelerated vesting of the shares subject to the award agreements under the same circumstances as under the change of control agreements.

  An employment agreement with Gerald Quindlen and an offer letter with Werner Heid, under which each is entitled to severance benefits if we terminate his employment without cause.

  A resignation and severance agreement with David Henry and a severance agreement with Tom Fergoda.
     These agreements are described in more detail below.

     Other than the agreements above, there are no agreements or arrangements for the payment of severance to a named executive officer in the event of his involuntary termination with or without cause.

     There are no agreements providing for payment of any consideration to any non-executive member of the Board of Directors upon termination of his or her services with the Company.

Change of Control Severance Agreements

     Each of our named executive officers has executed a change of control severance agreement with Logitech, with the exception of Tom Fergoda. The change of control agreements with each of Mr. Quindlen and Mr. De Luca are slightly different than those of the other executive officers. The purpose of the change of control agreements is to support retention in the event of a prospective change of control.

     Under the change of control agreement, each executive officer is eligible to receive the following benefits, should the executive officer be subject to an involuntary termination within 12 months after a “change of control” because his or her employment is terminated without cause or the executive resigns for good reason:
  The continuation of the executive’s “current compensation” for 12 months;

  Continuation of health insurance benefits for up to 12 months;

  Acceleration of vesting for all stock options held by the executive;

  Acceleration of other employee equity incentives held by the executive if provided for under the terms of the grant agreement for the equity incentive; and

  Executive – level outplacement services of a value of up to $5,000.
     The term “current compensation” includes:
  The greater of (i) the executive’s annual base salary in effect immediately prior to the executive’s termination and (ii) the executive’s annual base salary in effect on the date of the Change of Control Agreement; plus

  The amount of the executive’s annual and quarterly bonuses for the fiscal year preceding the fiscal year in which severance benefits become payable to the executive.
     The change of control agreement defines the term “change of control” to mean:
  A merger or consolidation of Logitech with another corporation resulting in a greater than 50% change in the total voting power of Logitech or the surviving company immediately following the transaction;

  The complete liquidation of Logitech;

  The sale or other disposition of all or substantially all of Logitech’s assets; or

  The acquisition by any person of securities of Logitech representing 50% or more of the total voting power of Logitech’s outstanding shares.
     The change of control agreement with Mr. Quindlen is the same as for the other executive officers, except that Mr. Quindlen’s agreement provides for a tax gross-up to reimburse him for any additional taxes incurred under Section 280G of the U.S. Tax Code in connection with a change of control.

     The change of control agreement with Mr. De Luca is the same as for the other executive officers, except that only those stock options granted by the Company to him before January 28, 2008, while he was serving as CEO, are subject to acceleration under the agreement. Options granted to him after January 28, 2008 are not subject to acceleration.

PRSU and RSU Award Agreements

     The PRSU and RSU award agreements for named executive officers other than Tom Fergoda provide for the acceleration of vesting of the RSUs and PRSUs subject to the award agreements under the same circumstances and conditions as under the change of control agreements; namely, if the named executive officer is subject to an involuntary termination within 12 months after a change of control because his or her employment is terminated without cause or the executive resigns for good reason. In the event of such an involuntary termination:
  All shares subject to the RSUs will vest.

  100% of the shares subject to the PRSUs will vest if the change of control occurs within one year after the grant date of the PRSUs. If the change of control occurs more than one year after the grant date of the PRSUs, the number of shares subject to the PRSU that will vest will be determined by applying the performance criteria under the PRSUs as if the performance period had ended on the date of the change of control.
Gerald Quindlen Employment Agreement

     Mr. Quindlen is subject to an employment agreement effective December 3, 2008. Under his employment agreement, in the event he is terminated without “cause” other than after a change of control he is entitled to:
  an amount equal to his current annual base salary; plus

  his current annual targeted bonus amount.
     “Cause” in Mr. Quindlen’s employment agreement is defined as (i) theft, dishonesty, misconduct or falsification of any employment or Company records; (ii) improper disclosure of the Company’s confidential or proprietary information; (iii) any action which has a material detrimental effect on the Company’s reputation or business; (iv) failure or inability to perform any assigned duties after written notice from the Company, and a reasonable opportunity to cure such failure or inability; (v) the conviction (including any plea of guilty or no contest) of a felony, or of any other criminal act if that act impairs the ability to perform duties or (vi) the failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested cooperation.

     If any amounts become payable to Mr. Quindlen under his change of control agreement, or any successor agreement, the aggregate amount of any amounts payable to Mr. Quindlen under his employment agreement will be reduced to the extent necessary so as to prevent the duplication of severance payments to him.

Werner Heid Offer Letter

     We entered into an offer letter with Werner Heid dated December 24, 2008. Under his offer letter, in the event he is terminated without “cause” other than after a change of control he is entitled to:
  an amount equal to 75% of his current annual base salary; plus an amount equal to 75% of his current annual targeted bonus amount.

     “Cause” in Mr. Heid’s offer letter is defined substantially the same as in Mr. Quindlen’s employment agreement, described above. If any amounts become payable to Mr. Heid under his change of control agreement, or any successor agreement, the aggregate amount of any amounts payable to Mr. Heid under his offer letter will be reduced to the extent necessary so as to prevent the duplication of severance payments to him.

Other Severance Arrangements

     Please refer to “Compensation Disclosure and Analysis—Other Compensation Elements / Severance and related benefits” for a discussion of the severance agreement with Tom Fergoda and the resignation and severance agreement with David Henry, both of which were entered into after the end of fiscal year 2010.

Tables of Potential Payments Upon Termination or Change in Control

     The table below estimates the amount of compensation that would be paid in the event of an involuntary termination of a listed named executive officer without cause after a change in control, assuming that each of the terminations was effective as of March 31, 2010, subject to the terms of the change of control agreement and the terms of the PRSU and RSU award agreements with each of the listed named executive officers.

     For Mr. Quindlen and Mr. Heid, the additional table below estimates the amount of compensation that would be paid in the event of an involuntary termination without cause, assuming that each of the terminations was effective as of March 31, 2010, subject to the terms of the agreements with them. As of March 31, 2010, no compensation amounts were payable to any named executive officer in the event of a mutual agreement to terminate employment, whether upon retirement or otherwise.

     The amounts payable to Mr. Henry under his resignation and severance agreement are described above under the heading “Compensation Disclosure and Analysis—Other Compensation Elements / Severance and related benefits.” Because the agreement was entered into after March 31, 2010, the amounts are not reflected in the tables below.

     Mr. Fergoda is not included in the tables because as of March 31, 2010 he was not entitled to severance or other benefits in the event of his termination of employment. Mr. Hawkins is not included in the tables because he was not serving as a named executive officer at the end of fiscal year 2010.

     The price used for determining the value of accelerated equity in the tables below was the closing price of Logitech’s shares on Nasdaq on March 31, 2010, the last business day of the fiscal year, of $16.34. For those unvested options held by Mr. De Luca that have exercise prices denominated in Swiss Francs, the U.S. Dollar equivalent of such exercise prices as of March 31, 2010 were calculated based on a Swiss Franc to U.S. Dollar exchange rate on March 31, 2010 of 1.0642 to 1.

Involuntary Termination After Change in Control

				Value of
				Accelerated
			Other	Equity	280G cut-back
Name	Base Salary(1)	Bonus(2)	Benefits(3)	Awards(4)	/gross-up(5)	Total
Gerald Quindlen	$787,500	$1,299,000	$56,195	$1,764,900	$1,273,711	$5,181,306
Erik Bardman	400,000	162,000	24,542	—	—	586,542
Guerrino De Luca	550,000	907,000	33,629	85,500	—	1,576,129
Werner Heid	550,000	607,000	59,079	1,447,405	—	2,663,484
David Henry	460,000	494,000	54,387	596,080	—	1,604,467
Junien Labrousse	680,000	680,000	55,602	876,720	—	2,292,322
____________________

(1)       Represents fiscal year 2010 annual base salary in effect March 31, 2010.

(2)	Represents aggregate actual bonus earned or paid in fiscal year 2010.

(3)	Represents the estimated cost of medical and other health insurance premiums (COBRA) for one year after termination and $5,000 in outplacement services.

(4)	Represents, as of March 31, 2010, the aggregate intrinsic value (market value less exercise price) of unvested options, the aggregate market value of shares underlying all unvested RSUs, and 100% of the shares subject to PRSUs granted June 29, 2009, in each case held by the named executive officer as of March 31, 2010. The minimum performance condition under the terms of the PRSUs granted October 1, 2008 was not met as of March 31, 2010, and so no value is attributed to the shares subject to such PRSUs.

(5)	Under the Change of Control agreements for all executive officers other than Gerald Quindlen there is a “280G cut-back” so that, in effect, the maximum value of the cash payments plus accelerated equity awards to which an executive is entitled under the agreement is just under 3 times the average annual taxable compensation paid by Logitech to the executive in the prior five taxable years, calculated in accordance with the U.S. Tax Code. The 280G cut-back in the Change of Control agreements for named executive officers other than Mr. Quindlen is not applicable based on the assumptions in the table. Mr. Quindlen’s Change of Control agreement contains a “280G tax gross-up”, so that if Mr. Quindlen is subject to the 280G excise tax in the event of a change of control, Logitech will pay Mr. Quindlen an extra amount to fully compensate him for the extra taxes incurred by him as a result of the excise tax. The amount disclosed for Mr. Quindlen reflects the cost to Logitech of this tax gross-up, based on the assumptions in the table.

Involuntary Termination

Name	Base Salary(1)	Bonus(2)	Other Benefits(3)	Total
Gerald Quindlen	$787,500	$787,500	$46,986	$1,621,986
Werner Heid	412,500	309,375	—	721,875
____________________

(1)	For Mr. Quindlen, represents 100% and, for Mr. Heid, 75%, of his fiscal year 2010 annual base salary in effect March 31, 2010.

(2)	For Mr. Quindlen, represents 100% and, for Mr. Heid, 75%, of his fiscal year 2010 target bonus in effect March 31, 2010.

(3)	Represents the estimated cost of medical and other health insurance premiums (COBRA) for one year after termination.

COMPENSATION OF DIRECTORS

     The compensation of the members of the Board of Directors that are not Logitech employees is established by the Committee for Board Compensation, which consists of Guerrino De Luca, our Chairman, and Gerald Quindlen, our Chief Executive Officer. The Committee for Board Compensation reviews aggregate data on non-executive director compensation of comparable companies in setting compensation for Logitech’s non-executive directors.

     Directors who are Logitech employees do not receive any compensation for their service on the Board of Directors. Non-executive director compensation consists of the following elements:
  An annual retainer of CHF 40,000.

  A meeting attendance fee of CHF 2,500 for each Board and Board committee meeting attended.

  Compensation for the number of travel days, or part of a travel day, spent traveling to attend Board and committee meetings, at the rate of CHF 2,500 per day or part of a day of travel.

  An additional annual retainer of CHF 15,000 for the chair of the audit committee.

  An additional annual retainer of CHF 15,000 for the lead independent director.

  An additional annual retainer of CHF 10,000 for the chair of the compensation committee.

  A grant of 6,000 RSUs, vesting in one increment on the one-year anniversary of the date of grant.

  Reimbursement of reasonable expenses for non-local travel (business class).

  Non-executive Board members may elect to receive their Board fees in shares, net of withholdings. Any such shares are to be issued under the 2006 Stock Incentive Plan.
     Annual service is measured between the dates of the Company’s Annual General Meetings.

     The following table summarizes the total compensation earned or paid by Logitech during fiscal year 2010 to continuing members of the Board of Directors who were not executive officers as of March 31, 2010. The compensation paid to Guerrino De Luca and Gerald Quindlen, the members of the Board of Directors that are Logitech executive officers as of March 31, 2010, is presented in the Summary Compensation Table.

Non-Executive Director Summary Compensation for Fiscal Year 2010

	Fees Earned In	Stock Awards
Name	Cash ($)	($)(1)	Total ($)
Daniel Borel	72,974	110,580	183,554
Matthew Bousquette	124,762	109,680	234,442
Erh-Hsun Chang	87,098	127,960	215,058
Kee-Lock Chua	108,284	127,960	236,244
Sally Davis	101,222	110,580	211,802
Richard Laube	87,098	110,580	197,678
Robert Malcolm	87,098	109,680	196,778
Monika Ribar	110,638	110,580	221,218
____________________

(1)	Under SEC rules, the values reported reflect the grant date fair value of 7,000 RSUs granted to each of Mr. Chang and Mr. Chua, and 6,000 RSUs granted to each other non-executive director, on August 31, 2009. The slight differences in values reported for those directors granted 6,000 RSUs reflect differences in the closing price of Logitech shares between the SIX Swiss Exchange and Nasdaq on the grant date, as stock awards are granted and valued using either price depending on the principal residence of the director. The methodology of the valuation of RSUs is presented in Note 13 to the Consolidated Financial Statements included in Logitech’s Annual Report to Shareholders and Annual Report on Form 10-K for fiscal year 2010 filed with the SEC on May 27, 2010.

     The following table presents additional information with respect to the option and stock awards held as of March 31, 2010 by members of the Board of Directors who were not executive officers as of fiscal year-end.

     In 2010, Logitech began granting RSUs instead of stock options to continuing non-employee directors. The RSUs granted in fiscal year 2010 vest in one equal increment on the one-year grant date anniversary.

     Information regarding the option and stock awards held as of March 31, 2010 by Guerrino De Luca and Gerald Quindlen, the only members of the Board of Directors that are Logitech executive officers as of such date, is presented in the Outstanding Equity Awards at Fiscal Year-End table.

     Certain of the options as granted have exercise prices denominated in Swiss Francs. The U.S. dollar exercise price in the table below for such options are based on the Swiss Franc to U.S. Dollar exchange rate on the trading day immediately preceding the grant date. The U.S. Dollar exercise price as of March 31, 2010, the last day of Logitech’s fiscal year 2010, for such options are presented in the footnotes to the table based on a Swiss Franc to U.S. Dollar exchange rate on March 31, 2010 of 1.0642 to 1.

Outstanding Equity Awards for Non-Executive Directors at Fiscal 2010 Year-End

		Option Awards					Stock Awards
		Number of	Number of				Number of
		Securities	Securities				Shares or
		Underlying	Underlying	Option		Option	Units of	Market Value of
		Unexercised	Unexercised	Exercise		Expiration	Stock That	Shares or Units of
	Grant Date	Options	Options	Price /		Date	Have Not	Stock That Have
Name	(MM/DD/YY)	Exercisable (#)	Unexercisable (#)(1)	Share ($)		(MM/DD/YY)	Vested (#)	Not Vested ($)(2)
Daniel Borel	08/31/09	—	—	—		—	6,000	98,040
	Total	—	—				6,000	98,040
Matthew Bousquette	06/16/05	60,000	—	15.41		06/16/15	—	—
	09/10/08	5,000	10,000	23.29		09/10/18	—	—
	08/31/09	—	—	—		—	6,000	98,040
	Total	65,000	10,000				6,000	98,040
Erh-Hsun Chang(3)	09/12/03	120,000	—	7.76		09/12/13	—	—
	07/12/04	120,000	—	11.44		07/12/14	—	—
	09/26/05	60,000	—	20.25		09/26/15	—	—
	06/16/06	30,000	—	19.43		06/16/16	—	—
	08/31/09	—	—	—		—	7,000	114,380
	Total	330,000	—				7,000	114,380
Kee-Lock Chua	06/29/00	40,000	—	7.92	(4)	06/29/10	—	—
	06/26/03	40,000	—	10.78	(5)	06/26/13	—	—
	06/16/06	15,000	—	19.43		06/16/16	—	—
	08/31/09	—	—	—		—	7,000	114,380
	Total	95,000	—				7,000	114,380
Sally Davis	06/20/07	20,000	10,000	27.76	(6)	06/20/17	—	—
	08/31/09	—	—	—		—	6,000	98,040
	Total	20,000	10,000				6,000	98,040
Richard Laube	09/10/08	10,000	20,000	23.27	(7)	09/10/18	—	—
	08/31/09	—	—	—		—	6,000	98,040
	Total	10,000	20,000				6,000	98,040
Robert Malcolm	06/20/07	20,000	10,000	27.35		06/20/17	—	—
	08/31/09	—	—	—		—	6,000	98,040
	Total	20,000	10,000				6,000	98,040
Monika Ribar	06/24/04	80,000	—	11.71	(8)	06/24/14	—	—
	06/20/07	10,000	5,000	27.76	(9)	06/20/17	—	—
	08/31/09	—	—	—		—	6,000	98,040
	Total	90,000	5,000				6,000	98,040

____________________

(1)	Unless otherwise indicated, the shares subject to these options vest and become exercisable at a rate of 33% per year over three years from the grant date, on each yearly anniversary of the grant date.

(2)	The market value of unvested RSUs is calculated by multiplying the number of unvested RSUs held by the applicable director by the closing price of our shares on March 31, 2010, which was $16.34.

(3)	Options granted to Mr. Chang before 2006 were in respect of his role as a Logitech executive officer at such time. Mr. Chang served as a Logitech executive officer until April 2006.

(4)	The exercise price of the option as granted (as split-adjusted) is 13.00 Swiss Francs per share. The U.S. Dollar exercise price as of March 31, 2010 is $12.22 per share.

(5)	The exercise price of the option as granted (as split-adjusted) is 14.29 Swiss Francs per share. The U.S. Dollar exercise price as of March 31, 2010 is $13.43 per share.

(6)	The exercise price of the option as granted is 34.45 Swiss Francs per share. The U.S. Dollar exercise price as of March 31, 2010 is $32.37 per share.

(7)	The exercise price of the option as granted is 26.18 Swiss Francs per share. The U.S. Dollar exercise price as of March 31, 2010 is $24.60 per share.

(8)	The exercise price of the option as granted (as split-adjusted) is 14.68 Swiss Francs per share. The U.S. Dollar exercise price as of March 31, 2010 is $13.79 per share.

(9)	The exercise price of the option as granted is 34.45 Swiss Francs per share. The U.S. Dollar exercise price as of March 31, 2010 is $32.37 per share.

EQUITY COMPENSATION PLAN INFORMATION

     The following table summarizes the shares that may be issued upon the exercise of options, RSUs, PRSUs and other rights under our employee equity compensation plans as of March 31, 2010. Information is included for equity compensation plans approved by our shareholders and equity compensation plans not approved by our shareholders. We will not grant equity awards in the future under the equity compensation plans not approved by our shareholders included in the table below.

			(c)
	(a)	(b)	Number of Securities
	Number of Securities	Weighted	Remaining Available for
	to be Issued Upon	Average Exercise	Future Issuance Under
	Exercise of Outstanding	Price of Outstanding	Equity Compensation Plans
	Options, Warrants	Options, Warrants	(Excluding Securities
Plan Category	and Rights	and Rights(1)	Reflected in Column(a))
Equity Compensation Plans
Approved by Security Holders	19,540,021 (2)	$17	8,436,680
Equity Compensation Plans Not
Approved by Security Holders	1,010,627 (3)	5	—
Total	20,550,648	$17	8,436,680
____________________

(1)	The weighted average exercise price is calculated based solely on outstanding options.

(2)	Includes options and rights to acquire shares outstanding under our 1996 Employee Share Purchase Plan (U.S.), 2006 Employee Share Purchase Plan (Non-U.S.), 2006 Stock Incentive Plan, and 1996 Stock Plan (which plan terminated in 2006).

(3)	Includes options and restricted stock outstanding under the LifeSize Communications, Inc. 2003 Stock Option Plan, which we assumed in fiscal year 2010 as a result of our acquisition of LifeSize in December 2009.

2006 Stock Incentive Plan

     The Logitech International S.A. 2006 Stock Incentive Plan provides for the grant to eligible employees and non-employee members of the Board of Directors, of stock options, stock appreciation rights, restricted stock and restricted stock units, which are bookkeeping entries reflecting the equivalent of shares. As of March 31, 2010, Logitech has granted stock options, RSUs and PRSUs under the 2006 Plan and has made no grants of restricted shares or stock appreciation rights. Stock options granted under the 2006 Plan generally will have terms not exceeding ten years and will be issued at exercise prices not less than the fair market value on the date of grant. Awards under the 2006 Plan may be conditioned on continued employment, the passage of time or the satisfaction of performance vesting criteria. The 2006 Plan expires on June 16, 2016. An aggregate of 17,500,000 shares is reserved for issuance under the 2006 Plan. As of March 31, 2010, a total of 5,664,605 shares were available for issuance under this plan.

1996 Stock Plan

     Under the 1996 Stock Plan, Logitech granted options for shares. Options issued under the 1996 Plan generally vest over four years and remain outstanding for periods not to exceed ten years. Options were granted at exercise prices of at least 100% of the fair market value of the shares on the date of grant. Logitech made no grants of restricted shares, stock appreciation rights or stock units under the 1996 Plan. No further awards will be granted under the 1996 Plan.

     Each option issued under the 1996 Stock Plan entitles the holder to purchase one share of Logitech International S.A. at the exercise price.

Employee Share Purchase Plans

     Logitech maintains two employee share purchase plans, one for employees in the United States and one for employees outside the United States. The plan for employees outside the United States is named the 2006 Employee Share Purchase Plan (Non-U.S.) (“2006 ESPP”) and was approved by the Board of Directors in June 2006. The plan for employees in the United States is named the 1996 Employee Share Purchase Plan (U.S.) (“1996 ESPP”). The 1996 ESPP was the worldwide plan until the adoption of the 2006 ESPP in June 2006. Under both plans, eligible employees may purchase shares with up to 10% of their earnings at the lower of 85% of the fair market value at the beginning or the end of each six-month offering period. Purchases under the plans are limited to a fair value of $25,000 in any one year, calculated in accordance with U.S. tax laws. There are two offering periods, each consisting of a six-month period during which payroll deductions of employee participants are accumulated under the share purchase plan. Subject to continued participation in these plans, purchase agreements are automatically executed at the end of each offering period. A total of 16,000,000 shares have been reserved for issuance under both the 1996 and 2006 ESPP plans. As of March 31, 2010, a total of 2,772,075 shares were available for issuance under these plans.

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